UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.  )

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HMS Holdings Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HMS HOLDINGS CORP.

401 Park Avenue South
New York, New York 10016

Notice of Annual Meeting of Shareholders to be held May 30, 2008

The Annual Meeting of Shareholders (the Meeting) of HMS Holdings Corp. will be held at our offices located at 401 Park Avenue South, New York, New York, on May 30, 2008 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

  To elect five persons to our Board of Directors;
  To consider and take action on the proposed amendment to our 2006 Stock Plan to increase the aggregate maximum number of shares that may be issued under the 2006 Stock Plan from 1,500,000 shares to 2,150,000 shares;
  To consider and take action on the ratification of the selection of KPMG LLP as our independent certified public accountants for fiscal year 2008; and
  To transact such other business as may properly come before the Meeting or any adjournments thereof.

Only shareholders of record at the close of business on April 18, 2008 will be entitled to receive notice of and to vote at the Meeting and at any adjournments of the Meeting.

Shareholders are cordially invited to attend the Meeting in person. Whether or not you expect to attend, we urge you to read the accompanying Proxy Statement and then complete, sign, date, and return the enclosed form of proxy in the accompanying postage-prepaid envelope. It is important that your shares be represented at the Meeting by virtue of your executed proxies should you be unable to attend the Meeting in person. Your promptness in responding will assist us to prepare for the Meeting and to avoid the cost of a follow-up mailing. If you receive more than one form of proxy because you own shares registered in different names or at different addresses, each form of proxy should be completed and returned.

Sincerely,

Walter D. Hosp
Chief Financial Officer and
Corporate Secretary
April 29, 2008

HMS HOLDINGS CORP.

401 Park Avenue South

New York, New York 10016

PROXY STATEMENT

Annual Meeting of Shareholders To Be Held May 30, 2008

GENERAL INFORMATION

This Proxy Statement is furnished to shareholders of HMS Holdings Corp., a New York corporation, in connection with the solicitation by our Board of Directors of proxies for use at our Annual Meeting of Shareholders (the Meeting). The Meeting is scheduled to be held on Friday, May 30, 2008, at 10:00 a.m., Eastern Daylight Time, at our offices located at 401 Park Avenue South, New York, New York. We anticipate that this Proxy Statement and the enclosed form of proxy will be mailed to shareholders on or about May 2, 2008.

At the Meeting, shareholders will be asked to vote upon: (1) the election of five directors; (2) the proposed amendment to our 2006 Stock Plan; (3) the ratification of the selection of independent certified public accountants for fiscal year 2008; and (4) such other business as may properly come before the Meeting and at any adjournments thereof.

Voting Rights and Votes Required

The close of business on April 18, 2008 has been fixed as the Record Date for the determination of shareholders entitled to receive notice of and to vote at the Meeting. As of the close of business on such date, we had outstanding and entitled to vote 24,969,189 shares of Common Stock, par value $0.01 per share (the Common Stock). Because many shareholders cannot attend the Meeting in person, it is necessary that a large number be represented by proxy. Shareholders have a choice of voting over the Internet, by using a toll-free number or by completing a proxy card and mailing it in the postage-paid envelope provided. Shareholders should refer to their proxy card or the information forwarded by their bank, broker or other holder of record to see which voting options are available to them. Shareholders should be aware that if they vote over the Internet, they may incur costs such as telephone and Internet access charges for which they will be responsible. The Internet and telephone voting facilities for shareholders will close at 11:59 p.m. Eastern Daylight Time on May 29, 2008. Other deadlines may apply to shareholders whose stock is held of record by a bank, a broker or other holder of record.

A majority of the shares of Common Stock entitled to vote at the Meeting must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. The record holder of each share of Common Stock entitled to vote at the Meeting will have one vote for each share so held.

Directors are elected by a plurality of the votes cast. Shareholders may not cumulate their votes. The five candidates receiving the highest number of votes will be elected. In tabulating the votes, votes withheld in connection with the election of one or more nominees and broker nonvotes will be disregarded and will have no effect on the outcome of the vote.

The affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock represented at the Meeting in person or by proxy and entitled to vote will be required to ratify the proposed amendment to our 2006 Stock Plan and the selection of our independent certified public accountants. Abstentions and broker nonvotes will count for quorum purposes. Abstentions and broker nonvotes will be disregarded and will have no effect on the outcome of the proposals to amend the 2006 Stock Plan and the selection of independent certified public accountants.

Voting of Proxies

If the accompanying proxy is properly executed and returned, the shares represented by the proxy will be voted at the Meeting as specified in the proxy. If no instructions are specified, the shares represented by any properly executed proxy will be voted FOR the election of the nominees listed below under “Election of Directors,” FOR the adoption of the proposed amendment to the 2006 Stock Plan and FOR the ratification of the selection of independent certified public accountants. Shares of Common Stock represented by proxies that are returned improperly marked will be counted as present for purposes of determining a quorum but will be treated as abstentions for voting purposes. Unsigned proxies will not be counted for any purpose.

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked by a shareholder at any time before it is exercised by: (i) written notice to our Secretary, (ii) timely notice of a properly executed proxy bearing a later date delivered to us, or (iii) voting in person at the Meeting.

Solicitation of Proxies

We will bear the cost of this solicitation, including amounts paid to banks, brokers, and other record owners to reimburse them for their expenses in forwarding solicitation materials regarding the Meeting to beneficial owners of Common Stock. The solicitation will be by mail, with the materials being forwarded to shareholders of record and certain other beneficial owners of Common Stock by our officers and other regular employees (at no additional compensation). Such officers and employees may also solicit proxies from shareholders by personal contact, by telephone, or by other means if necessary in order to assure sufficient representation at the Meeting.

Mellon Investor Services LLC has been retained to receive and tabulate proxies and to provide representatives to act as inspectors of election for the Meeting.

MATTERS SUBJECT TO SHAREHOLDER VOTE

1.      ELECTION OF DIRECTORS

Pursuant to our by-laws, our Board of Directors is currently divided into two classes, with one class standing for election each year for two-year terms. Except for Messrs. Lucia and Mosakowski, each of the nominees for the office of director was elected by our shareholders at our 2006 annual meeting and their terms will expire at the Meeting. Mr. Mosakowski was appointed by our Board of Directors on December 12, 2006, and was elected by our shareholders at our 2007 annual meeting for a one-year term expiring at the Meeting. Mr. Lucia is a nominee for election as a director for the first time.

Five persons have been designated by the Board of Directors as nominees for election as directors with terms expiring at the 2010 annual meeting: Robert M. Holster, James T. Kelly, William C. Lucia, William S. Mosakowski, and Galen D. Powers. The terms of the other current directors listed below will expire at the 2009 annual meeting.

Unless a contrary direction is indicated, it is intended that proxies received will be voted for the election as directors of the five nominees, to serve for the terms specified below, and in each case until their successors are elected and qualified. Each of the nominees has consented to being named in this proxy statement and to serve as a director if elected. In the event any nominee for director declines or is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors. The Board of Directors expects that each nominee named in the following table will be available for election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

Name	Position with the Company or Principal Occupation	Served as Director from
Nominee for Director for two – year terms ending in 2010:

Robert M. Holster	Chairman and Chief Executive Officer	2005

James T. Kelly	Private Investor	2001

William C. Lucia	President and Chief Operating Officer	-

William S. Mosakowski	President, Chief Executive Officer and Director, Public Consulting Group	2006

Galen D. Powers	Senior Founder of Powers, Pyles, Sutter & Verville, P.C. a healthcare law firm	1992

Name	Position with the Company or Principal Occupation	Served as Director from
Directors continuing in office until 2009:

William F. Miller III	Partner, Highlander Partners, a private equity firm (1)	2000

William W. Neal	Private Investor	1989

Ellen A. Rudnick	Executive Director, Michael P. Polsky Entrepreneurship Center, University of Chicago Graduate School of Business	1997

Michael A. Stocker	Private Investor; Former Chief Executive Officer of Empire Blue Cross Blue Shield	2007

Richard H. Stowe	General Partner, Health Enterprise Partners LLP, a private equity firm	1989

(1) Mr. Miller served as our Chairman until April 2006. Under Mr. Miller’s amended and restated employment agreement, his employment as an executive of the Company continued through December 31, 2007.

Executive Officers and Directors

Certain information is set forth below with respect to our executive officers and directors as of April 1, 2008:

Name	Position

Robert M. Holster	Chairman and Chief Executive Officer
William C. Lucia	President and Chief Operating Officer
Walter D. Hosp	Chief Financial Officer
John D. Schmid	Vice President of Human Resources
James T. Kelly (1)(2)(4)	Director
William F. Miller III	Director
William S. Mosakowski	Director
William W. Neal (2)(4)	Director
Galen D. Powers (3)(4)	Director
Ellen A. Rudnick (1)(3)(4)	Director
Michael A. Stocker (3)(4)	Director
Richard H. Stowe (1)(2)(4)	Director

As of April 14, 2008, Board Committee membership was as follows

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

(3) Member of the Compliance Committee

(4) Member of the Nominating Committee

Robert M. Holster, 61, re-joined the Company in April of 2001 as President and Chief Operating Officer, was appointed our Chief Executive Officer effective May 1, 2005 and has served as a director since 2005. On April 4, 2006, Mr. Holster was elected Chairman of the Board. From 1993 through 1998, Mr. Holster served as President and Chief Executive Officer of HHL Financial Services, Inc., at the time one of the nation’s largest healthcare accounts receivable management companies. From 1998 to 2000, Mr. Holster served as Trustee of the HHL Trust. Previously, Mr. Holster served as our Executive Vice President from 1982 through 1993 and as one of our directors from 1989 through 1996. Prior to 1982, Mr. Holster served in a number of executive positions including Chief Financial Officer of Macmillan, Inc. and Controller of Pfizer Laboratories, a division of Pfizer, Inc. Mr. Holster is currently a director of Hi-Tech Pharmacal, Inc.

William C. Lucia, 50, appointed President and Chief Operating Officer effective May 1, 2005, joined us in 1996. Mr. Lucia has held several positions with us including: President, Health Management Systems, Inc. subsidiary, 2002 to present; President, Payor Services Division, 2001 to 2002 and Vice President and General Manager, Payor Services Division, 2000 to 2001. Prior to joining us, Mr. Lucia served in various executive positions including Senior Vice President, Operations and Chief Information Officer for Celtic Life Insurance Company and Senior Vice President, Insurance Operations for North

American Company for Life and Health Insurance. Mr. Lucia is a Fellow, Life Management Institute (LOMA).

Walter D. Hosp, 50, joined us in July 2007 as our Senior Vice President and Chief Financial Officer. Mr. Hosp has over 15 years of experience in senior financial executive positions for large publicly-traded healthcare companies, most recently, as Vice President and Treasurer of Medco Health Solutions, Inc. (MHS) from August 2002 to July 2007. At Medco, Mr. Hosp built and managed all treasury activities related to the spin-off of Medco from Merck & Co. Prior to Medco, Mr. Hosp served as Chief Financial Officer of Ciba Specialty Chemicals Corporation, and President of their Business Support Center. Mr. Hosp is a director of Bostwick Laboratories, Inc. and the United Way of Westchester and Putnam.

John D. Schmid, 50, joined us in April 2007 as our Vice President of Human Resources. Mr. Schmid has over 16 years experience, having held senior human resource executive positions for publicly traded companies in the service and production industries. Most recently, Mr. Schmid served as global Director of HR Operations for Perot Systems from December 2002 to April 2007. At Perot, his responsibilities included IT outsourcing, international services and the management of new and existing service center operations to support Perot’s healthcare provider back offices. Mr. Schmid served in the US Navy as a Surface Warfare Officer for eight years before to moving into the corporate human resources arena. Prior to Perot, Mr. Schmid held field and corporate human resource positions with Office Depot and Fleming Companies.

James T. Kelly, 61, has served as a director since December 2001. Mr. Kelly is a private investor and former Chief Executive Officer (1986 to 1996) of Lincare Holdings, Inc., one of the nation’s largest providers of oxygen and other respiratory therapy services to patients in the home. Mr. Kelly served as Chairman of the Board of Lincare from 1994 to 2000. Prior to Lincare, Mr. Kelly spent 19 years in various management positions within the Mining and Metals Division of Union Carbide Corporation. Mr. Kelly also serves as a director of American Dental Partners, Inc., a provider of dental management services; and Emergency Medical Services Corporation, a leading provider of emergency medical services in the U.S.

William F. Miller III, 58, joined the Company in October 2000 as Chief Executive Officer and director. Mr. Miller served as Chief Executive Officer through April 2005. From December 14, 2000 through April 4, 2006, Mr. Miller served as Chairman of the Board. Mr. Miller is currently a partner of Highlander Partners, a private equity group in Dallas, Texas focused on investments in healthcare products, services and technology. From 1983 through 1999, Mr. Miller served as President and Chief Operating Officer of EmCare Holdings, Inc., a leading national healthcare services firm focused on the provision of emergency physician medical services. Mr. Miller is currently a director of Lincare Holdings, Inc. and AMN Healthcare, Inc. and several private companies.

William S. Mosakowski, 54, has served as a director since December 2006. Mr. Mosakowski founded Public Consulting Group, Inc. (PCG) in 1986 and has been its President since then. Prior to starting PCG, he served as Assistant Revenue Director for the Massachusetts Department of Mental Health and Mental Retardation, as Manager of Reimbursement for the Harvard Community Health Plan, and was a senior consultant with Touche Ross & Company. Mr. Mosakowski is the Chairman of the Board of Trustees of Clark University in Worcester, Massachusetts. He is also a founding benefactor of Clark's Mosakowski Institute. Mr. Mosakowski was elected as a director pursuant to an Asset Purchase Agreement dated June 22, 2006 among us, Health Management Systems, Inc. and PCG.

William W. Neal, 76, has served as a director since 1989. Mr. Neal is a private investor. Mr. Neal formerly served as Managing Principal of Piedmont Venture Partners from 1996 to 2001. From 1989 to 1996, he served as Chief Executive Officer of Broadway and Seymour, a company that provided software and computer systems to the banking industry. From 1985 through July 1989, he was a general partner of Welsh, Carson, Anderson & Stowe, an investment firm. Mr. Neal was Senior Vice President, Marketing of Automated Data Processing, Inc. (ADP) from 1984 to 1985 and a Group President of ADP from 1978 to 1984. He served as a director of ADP from 1982 to 1985.

Galen D. Powers, 71, has served as a director since 1992. Mr. Powers is the retired Senior Founder of Powers, Pyles, Sutter & Verville P.C., a Washington, D.C. law firm specializing in healthcare and hospital law, which he founded in 1983. Mr. Powers was the first chief counsel of the federal Health Care Financing Administration (now Centers for Medicare and Medicaid Services) and has served as a director and the President of the American Health Lawyers Association. Mr. Powers is currently a director of MedCath, Inc., which owns and operates acute care hospitals that specialize in cardiovascular disease.

Ellen A. Rudnick, 57, has served as a director since 1997. Ms. Rudnick is an Executive Director and Clinical Professor of the Michael P. Polsky Entrepreneurship Center, University of Chicago Graduate School of Business. She also served as Chairman of CEO Advisors, Inc., a privately held consulting firm through 2003. From 1993 until 1999, Ms. Rudnick served as Chairman of Pacific Biometrics, Inc., a publicly held healthcare biodiagnostics company and its predecessor, Bioquant. From 1990 to 1992, she was President and Chief Executive Officer of Healthcare Knowledge Resources (HKR), a privately held healthcare information technology corporation, and subsequently served as President of HCIA, Inc. (HCIA) following the acquisition of HKR by HCIA. From 1975 to 1990, Ms. Rudnick served in various positions at Baxter Health Care Corporation, including Corporate Vice President and President of its Management Services Division. She serves on the Boards of Liberty Mutual Insurance Company, Patterson Companies and First Midwest Bank.

Michael A. Stocker, M.D., 66, has served as a director since January 2007. Dr. Stocker served as Chief Executive Officer of Empire Blue Cross Blue Shield (Empire) from 1994 until its acquisition by Wellpoint, Inc. in December 2005. Dr. Stocker was employed by Wellpoint through April 2007. Dr. Stocker is a past Chairman of America’s Health Insurance Plans. Prior to joining Empire, Dr. Stocker had served as President of Cigna Healthplans and as General Manager of U.S. Healthcare for its New York market. Earlier he had been Medical Director, Anchor HMO/Rush Presbyterian St. Luke’s Medical Center in Chicago, and Associate Chairman of the Department of Family Practice at Cook County Hospital. He is presently on the Boards of the Albert Einstein College of Medicine and the Arthur Ashe Institute for Urban Health.

Richard H. Stowe, 64, has served as a director since 1989. Mr. Stowe is general partner of Health Enterprise Partners LLP, a private equity firm. From 1999 until 2005, Mr. Stowe was a private investor, a Senior Advisor to the predecessor fund of Health Enterprise Partners, and a Senior Advisor to Capital Counsel LLC, an asset management firm. From 1979 until 1998, Mr. Stowe was a general partner of Welsh, Carson, Anderson & Stowe. Prior to 1979, he was a Vice President in the venture capital and corporate finance groups of New Court Securities Corporation (now Rothschild, Inc.). Mr. Stowe is also a director of several private companies.

Director Compensation

We pay our non-employee directors $7,500 quarterly and reimburse them for expenses incurred in attending Board of Directors and committee meetings. The Chair of the Audit Committee receives an additional fee of $1,250 per quarter. Mr. Kelly served as the Chair of the Audit Committee during the first half of 2007 and Ms. Rudnick held the position during the second half of 2007. Directors who are employees receive no additional cash compensation for serving on the Board of Directors or its committees. Each non-employee director is eligible to receive an annual award of stock options valued at $40,000 with the number of options to be based on the grant date fair value computed in accordance with Statement of Financial Accounting Standards No. 123R (FAS 123R), except that no assumption for forfeitures is included. The 2007 Director option grants vest in quarterly increments over a period of one year commencing on December 30, 2007 and expire on September 30, 2012.

The following table summarizes compensation paid to our directors, other than Mr. Holster, during 2007.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (d)(e)(f)	Total ($)
James T. Kelly (a)	32,500	25,118	57,618
William F. Miller (b)	103,847	75,585	179,431
William S. Mosakowski	30,000	19,872	49,872
William W. Neal	30,000	25,118	55,118
Galen D. Powers	30,000	25,118	55,118
Ellen A. Rudnick (c)	32,500	25,118	57,618
Michael A. Stocker	30,000	18,957	48,957
Richard H. Stowe	30,000	25,118	55,118

(a)	Mr. Kelly served as Chair of the Audit Committee through June 30, 2007.

(b)

Effective January 2006, our employment agreement with Mr. Miller, originally entered into in October 2000 and amended in November 2003 (the Miller Agreement) was amended and restated. As so amended and restated, the Miller Agreement provided that the term of Mr. Miller’s employment was extended through December 31, 2007 and that he served as an executive. The Miller Agreement provided for a lump-sum payment to Mr. Miller of $600,000 in lieu of preexisting severance obligations and any other bonus, which we paid upon execution of the Miller Agreement in 2005. The Miller Agreement provided for a base salary of $100,000 per annum through December 31, 2007, which was the end of the employment term. Actual base salary paid to Mr. Miller on a cash basis during 2007 was $103,847.

(c)	Ms. Rudnick has served as Chair of the Audit Committee since July 1, 2007.

(d)

The amounts set forth in this column reflect stock options granted during 2007 and 2006 under our 2006 Stock Plan, and previous years under our 1999 Long-Term Incentive Stock Plan and our 1995 Non-Employee Director Stock Option Plan. The amounts listed are equal to the compensation cost recognized during 2007 for financial statement purposes in accordance with FAS 123R, except no assumptions for forfeitures were included. Additional information related to the calculation of the compensation cost is set forth in Note 11 of the Notes to Consolidated Financial Statements of our 2007 Annual Report on Form 10-K, a copy of which accompanies this Proxy Statement.

(e)	Each of the directors other than Mr. Holster received 4,500 stock options during 2007 under our 2006 Stock Plan with a grant date fair value of each award of approximately $40,000.

(f)

The number of stock options outstanding as of December 31, 2007 held by the directors named in the above table was as follows: Mr. Kelly (296,150), Mr. Miller (11,150), Mr. Mosakowski (9,900), Mr. Neal (61,650), Mr. Powers (72,650), Ms. Rudnick (117,150), Dr. Stocker (9,900) and Mr. Stowe (219,650).

Mr. Mosakowski and Dr. Stocker were initially appointed to serve as directors by the Board on December 12, 2006 and January 19, 2007, respectively. In connection with their appointments to the Board, Mr. Mosakowski and Dr. Stocker were each awarded options under our 2006 Stock Plan to purchase 5,400 shares of our common stock at an exercise price of $18.01 per share, which was the “fair market value”, as defined in the Plan, of the common stock on January 22, 2007. Each grant vested 25% upon the first anniversary of the date of grant, January 22, 2008, and 25% on each anniversary thereafter.

Corporate Governance

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has determined that none of Mr. Kelly, Mr. Neal, Mr. Powers, Ms. Rudnick, Dr. Stocker or Mr. Stowe has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

In determining the independence of the directors listed above, our Board considered each of the transactions discussed in “Certain Relationships and Related Person Transactions.”

Meetings of the Board of Directors

The Board of Directors held four meetings during fiscal year 2007. During fiscal 2007, each director attended at least 75% of the aggregate of the total number of meetings of (a) the Board of Directors, and (b) the committees on which the director served.

We do not have a policy with regard to directors’ attendance at annual meetings. No director other than Mr. Holster attended our 2007 Annual Meeting.

Board Committees

The Board of Directors has the following standing committees: Audit Committee; Compensation Committee; Compliance Committee; and Nominating Committee, each of which operates pursuant to a separate charter that has been approved by the Board of Directors. A current copy of each charter is available at http://www.hmsholdings.com/company/govern.asp. Each committee reviews the appropriateness of its charter at least annually. The Board of Directors performs periodic self-evaluations of its composition and performance, including evaluations of its standing committees and its individual directors. The Board of Directors and each committee retains the authority to engage its own advisors and consultants. The composition and responsibilities of each committee are summarized below.

Audit Committee. The Audit Committee consists of Mr. Kelly, Ms. Rudnick and Mr. Stowe and Ms. Rudnick serves as its Chair. The Board has determined that all members of the Audit Committee are independent directors under the rules of The NASDAQ Stock Market and the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934 (the Exchange Act). The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements. The Board has determined that Mr. Kelly qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission.

The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and audits of our financial statements. The responsibilities of the Audit Committee include appointing the independent accountants to conduct the annual audit of our accounts, reviewing the scope and results of the independent audits, reviewing and evaluating internal accounting policies, and approving all professional services to be provided to us by our independent accountants. The Audit Committee also approves the compensation of our independent accountants. The Audit Committee held four meetings during fiscal year 2007.

Compensation Committee. The Compensation Committee has a mission of overseeing compensation programs that enable the Company to attract, retain and motivate executives capable of establishing and accomplishing business plans in the best interests of the shareholders. Specific responsibilities within this overall mission include reviewing and recommending the compensation of our senior executives and administering our 2006 Stock Plan. The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation Processes”. The Compensation Committee is comprised of Messrs. Stowe (Chair), Kelly and Neal. The Board has determined that all members of the Compensation Committee are independent directors under the rules of The NASDAQ Stock Market. The Compensation Committee held eight meetings during fiscal year 2007.

Compliance Committee. The Compliance Committee consists of Mr. Powers (Chair), Ms. Rudnick and Mr. Stowe. The purpose of the Compliance Committee is to oversee the operation of the Corporation’s Corporate Compliance Program providing for adherence to health care related laws, regulations, and guidance. The Compliance Committee held four meetings during fiscal year 2007.

Nominating Committee. The Nominating Committee consists of Mr. Kelly, Mr. Neal, Mr. Powers, Ms. Rudnick, Mr. Stowe and Dr. Stocker serves as Chair. The Nominating Committee held one meeting during fiscal year 2007.

The Nominating Committee is responsible for reviewing the qualifications and independence of members of the Board and its various committees on a periodic basis, as well as the composition of the Board as a whole. This assessment includes members’ qualification as independent and their economic interest in us through meaningful share ownership, as well as consideration of diversity, age, skills and experience in relation to the needs of the Board. Director nominees will be recommended to the Board by the Committee in accordance with the policies and principles in its charter. The processes and procedures followed by the Nominating Committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process”. The ultimate responsibility for selection of director nominees resides with the Board of Directors.

Executive and Director Compensation Process

The Compensation Committee determines and approves total executive remuneration based on its review and evaluation of proposals and recommendations presented by the Company’s senior management. To establish total compensation levels, the Committee reviews data collected by the Company and by a compensation consulting firm retained by the Committee. The Company’s philosophy is that executive compensation should be closely aligned with the performance of the Company, and to that end annual performance goals are determined and set forth in writing at the beginning of each calendar year for the company as a whole and for each executive. Annual corporate goals are proposed by management and approved by the Board of Directors at the end of each calendar year for the following year. Annual corporate goals target the achievement of specific strategic, operational and financial performance milestones. Annual individual goals focus on contributions that facilitate the achievement of the corporate goals. Individual goals are proposed by management and approved by the Committee.

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During 2006 and 2007, the Compensation Committee retained Frederic W. Cook & Co., Inc. to develop senior management short- and long-term incentive plans and to develop the Company’s peer group to be used by the Compensation committee in making compensation determinations. Frederic W. Cook & Co., Inc. provides services only to, or at the discretion of, the Compensation Committee. Representatives of the compensation consulting firm attended meetings of the Compensation Committee in 2007 in order to provide advice to the committee.

Director Nomination Process

The Nominating Committee of the Board of Directors selected the current nominees for election to the Board. At the Meeting, shareholders will be asked to consider the election of Messrs. Holster, Kelly, Mosakowski, Powers and Mr. Lucia, who is being nominated for election as director for the first time. During 2007, Mr. Mosakowski was appointed by our Board as a new director pursuant to an Asset Purchase Agreement dated June 22, 2006 among us, Health Management Systems, Inc. and Public Consulting Group, Inc. (PCG) under which we acquired the assets of PCG’s Benefits Solutions Practice Area.

Criteria for Nomination to the Board. In evaluating director candidates, regardless of the source of the nomination, the Board of Directors will consider the composition of the Board as a whole, the requisite characteristics (including independence, diversity, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Board of Directors has not established specific minimum qualifications in this connection. No formal policy has been established for the consideration of candidates recommended by shareholders, given the historically small number of shareholder recommendations received in the past. The Board of Directors does not believe the lack of such a policy would materially affect its willingness to consider a suitable candidate recommended by shareholders.

Process for Identifying and Evaluating Nominees. The members of the Nominating Committee initiate the process for identifying and evaluating nominees to the Board of Directors by identifying a slate of candidates who meet the criteria for selection as nominees and have the specific qualities or skills being sought based on input from all members of the Board of Directors and, if appropriate, a third-party search firm. The Nominating Committee members evaluate these candidates by reviewing their biographical information and qualifications and checking the candidates’ references. Qualified nominees are interviewed by at least one member of the Nominating Committee. Appropriate candidates meet with a majority of the Nominating Committee, and using the input from such interviews and the information obtained by them, the members of the Nominating Committee evaluate which of the prospective candidates is qualified to serve as a director and whether they should recommend to the Board of Directors that the Board nominate, or elect to fill a vacancy, these final prospective candidates. Candidates recommended by the Nominating Committee are presented to the Board for selection as nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers (including our principal executive officer and principal financial officer) and directors. The Code of Business Conduct and Ethics is posted on our website at www.hmsholdings.com and can also be obtained free of charge by sending a request to our Secretary at 401 Park Avenue South, New York, New York 10016. Any changes to or waivers under the Code of Business Conduct and Ethics as it relates to our principal executive officer, principal financial officer, controller or persons performing similar functions must be approved by our Board of Directors and will be disclosed in a current Report on Form 8-K within four business days of the change or waiver.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, our executive officers and directors are required to file with the SEC and the National Association of Securities Dealers, Inc. reports of ownership and changes in ownership of Common Stock. Copies of such reports are required to be furnished to us. Based solely on review of the copies of such reports furnished to us, or written representations that no other reports were required, we believe that during fiscal year 2007, all of our executive officers and directors complied with the requirements of Section 16(a), except for the following:

•	Form 4’s related to the October 1, 2007 grant of stock option awards to the following individuals were filed late on November 16, 2007:

	▪	Mr. Robert Holster, Chairman and Chief Executive Officer; 20,000 options

	▪	Mr. William C. Lucia, President and Chief Operating Officer; 20,000 options

	▪	Mr. Walter D. Hosp, Chief Financial Officer; 15,000 options

	▪	Mr. John D. Schmid, Vice President Human Resources; 15,000 options

	▪	Mr. James T. Kelly, Director; 4,500 options

	▪	Mr. William F. Miller, Director; 4,500 options

	▪	Mr. William S. Mosakowski, Director; 4,500 options

	▪	Mr. William W. Neal, Director; 4,500 options

	▪	Mr. Galen D. Powers, Director; 4,500 options

	▪	Ms. Ellen A. Rudnick, Director; 4,500 options

	▪	Mr. Michael A. Stocker, Director; 4,500 options

	▪	Mr. Richard A. Stowe, Director; 4,500 options

	▪	Mr. James T. Kelly, Director; 4,500 options

•	Mr. Stowe, a director, filed one late Form 5 on March 12, 2008 relating to the sale of 47,312 shares of our common stock held by the Stowe Family Foundation, of which Mr. Stowe is a beneficial owner.

•	Mr. Walter D. Hosp, our Chief Financial Officer, filed an amended Form 3 on March 10, 2008 relating to a statement of beneficial ownership for 1,000 shares of our common stock.

Additional information regarding compensation of executive officers is provided on pages 25 through 37 of this Proxy Statement.

2. APPROVAL OF AMENDMENT TO THE 2006 STOCK PLAN

The Board of Directors is seeking shareholder approval of the Second Amendment (the Amendment) to the HMS Holdings Corp. 2006 Stock Plan (the 2006 Plan) that increases the number of shares of Common Stock that may be delivered under the 2006 Plan by 650,000 shares, from 1,500,000 to 2,150,000 shares. The Board of Directors unanimously approved the Amendment on April 4, 2008 subject to shareholder approval at the Meeting. The affirmative vote of at least the majority of the votes cast at the Meeting is required to approve the Amendment. If the Amendment is not approved at the Meeting, then the Amendment will not become effective and the 2006 Plan will continue as currently in effect.

The Compensation Committee of the Board of Directors (the Committee) reviewed our 2006 Plan as currently constituted. Based on this review, the Committee determined that an insufficient number of shares are available under the 2006 Plan to enable the Committee to provide future grants of stock options and other stock awards to our employees.

Our shareholders approved the 2006 Plan at our 2006 annual meeting and authorized 1,000,000 shares for award thereunder. An amendment to the Plan was approved at our 2007 Annual Meeting authorizing an additional 500,000 shares for awards thereunder. As of April 14, 2008, awards to acquire 1,179,950 shares of Common Stock had been granted under the 2006 Plan to officers, directors and employees, and 355,249 shares remained available for future grants under the 2006 Plan which includes 35,199 shares that were previously forfeited under the Plan. No shares remain available for grant under any other Plans.

The 650,000 additional shares of Common Stock that would be authorized to be issued under the 2006 Plan pursuant to the Amendment represent approximately 2.6% of the shares of Common Stock outstanding on April 14, 2008.

As of April 14, 2008 we had a total of 4,056,729 stock options outstanding under the 2006 Plan, our 1999 Long-Term Incentive Stock Plan (the 1999 Plan) (which plan was terminated in connection with the adoption of the 2006 Plan) and our 1995 Non-Employee Director Stock Option Plan (which plan has expired by its terms on October 31, 2004) and inducement options issued outside of our plans. The weighted average exercise price of these options is $9.50 per share, and they have a weighted average term during which they may be exercised of 5.8 years.

The Board believes that by allowing us to continue to offer our employees long-term, performance-based compensation through the proposed increase to the shares reserved for issuance under the 2006 Plan, we will continue to be able to attract, motivate and retain experienced and highly qualified employees who will contribute to our financial success.

The 2006 Plan provides for the granting of stock options, stock awards, stock appreciation rights, performance-contingent awards and other equity-based awards to our employees. The 2006 Plan does not permit the repricing of options without shareholder approval or the granting of discounted options, and does not contain an evergreen provision.

Provisions have been included to meet the requirements for deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), with respect to options and other awards by qualifying payments under the Plan as performance-based compensation.

The 2006 Plan also provides the flexibility to grant equity-based awards to our non-employee Directors.

The following is a brief description of the material provisions of the 2006 Plan. The full text of the amended and restated 2006 Plan (taking into account the amendment for which approval is sought in this proposal as well as the amendment approved at the 2007 annual meeting) is attached as Annex 1 to this Proxy Statement, and the following description is qualified in its entirety by reference to this Annex.

It is the judgment of the Board of Directors that approval of the amendment to the 2006 Plan is in the best interests of the Company and our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE 2006 STOCK PLAN.

Plan Term

The 2006 Plan was approved by our shareholders at the 2006 annual meeting and became effective as of that date, and the first amendment to the 2006 Plan was approved at the 2007 annual meeting. No awards may be made under the 2006 Plan after June 6, 2016, the tenth anniversary of the date of initial approval. However, the 2006 Plan may be terminated earlier by the Board or the Committee.

Eligibility for grants

All employees of the Company and its subsidiaries as well as the Company’s non-employee directors are eligible to participate in the 2006 Plan. From time to time, the Committee, or as to non-employee Directors, the Board, will determine who will be granted Awards, and the number of shares subject to such Awards.

Awards available	•	Incentive and Nonqualified Stock Options (Stock Options).

	•	Stock Appreciation Rights (SARs).

	•	Restricted Stock Awards.

	•	Performance Awards.

	•	Share Awards.

	•	Phantom Stock Awards.

Shares Authorized

The maximum number of shares of Common Stock that could be issued under the 2006 Plan, as amended to date, was 1,500,000 shares of Common Stock, counted and subject to adjustments, as described below. The Amendment authorizes an additional 650,000 shares for delivery with respect to awards, increasing the maximum total from 1,500,000 shares to 2,150,000 shares, counted and subject to adjustments as described below.

Share Counting Method
	•	Stock Options and SARs count as one share. Combination Tandem SARs and Stock Options — where exercise of one results in cancellation of the other — count as one share in the aggregate.

	•	Restricted Stock Awards, Performance Shares, Share Awards and Phantom Stock Awards count as 1.85 shares.

	•	Shares tendered in payment of the exercise price of a Stock

Option do not increase the number of shares authorized.

	•	Shares withheld to satisfy tax withholding obligation are not added to the shares authorized.

	•	All shares covered by a stock-settled SAR, to the extent exercised are counted against the pool of available shares under the 2006 Plan, not just the net shares issued upon exercise.

•

Shares not purchased or awarded under a terminated, lapsed or forfeited Award and shares not issued under a SAR or other Award that is settled in cash may be used for further Awards under the Plan; the shares will be added back as one share if they were subject to a Stock Option or an SAR, and as 1.85 shares if they were subject to a Restricted Stock Award, Performance Share, Share Award or Phantom Stock Award.

Individual Limitations	In any year, no individual may receive Awards covering more than 200,000 shares of Common Stock (counted as described above).

Repricing Prohibited

No adjustments or reduction of the exercise price of any outstanding Awards in the event of a decline in stock price is permitted without approval by our shareholders or as otherwise specifically provided under the 2006 Plan. The prohibition includes:

	•	reducing the exercise price of outstanding Awards;

	•	canceling outstanding Awards in connection with regranting Awards at a lower price to the same individual; and

	•	cancelling a Stock Option or SAR for cash or another Award (other than in connection with a change in control of the Company).

Special Provisions for Stock Options

Number granted	Determined by the Committee.

Exercise Price	Not less than fair value of a share of stock on grant date.

	•	The fair value is the average of the high and low prices of our Common Stock as reported on The NASDAQ Stock Market on the grant date.

Vesting and Exercise Periods	As determined by the Committee. However,

	•	If a grantee’s employment is terminated for misconduct, as determined by the Company, all rights under the Stock Option expire immediately.

	•	The term of Stock Options may not exceed seven years.

Limits on Incentive Stock Options	In general, Incentive Stock Options (ISOs) must satisfy requirements prescribed by the Code to qualify for special tax treatment. Therefore,

•

No person may receive a grant of ISOs for stock that would have an aggregate fair value in excess of $100,000 (or such other amount as the Internal Revenue Service may decide from time to time), determined when the ISO is granted, that would be exercisable for the first time during any calendar year.

• If any grant is made in excess of the limits provided in the Code, the grant automatically becomes a Nonqualified Stock Option.

Dividend Equivalents	Dividends are neither paid nor accumulated on Stock Options.

Special Provisions for SARs	SARs may be issued singly (Stand Alone SAR) or in combination with an option (Tandem SAR). SARs may be paid in shares, cash or a combination of shares and cash.

•

A Tandem SAR entitles its grantee to surrender the Stock Option which is then exercisable and receive an amount equal to the excess of the fair value of the Common Stock on the date the election to surrender is received by the Company over the Stock Option price (the Spread) multiplied by the number of shares covered by the Stock Option which is surrendered.

•

A Stand Alone SAR grantee is entitled to an amount equal to the excess of the fair value of the Common Stock on the date the election to surrender it is received by the Company over the fair value of the Common Stock on the date of grant, multiplied by the number of shares covered by the Stand Alone SAR. The term of a Stand Alone SAR may not exceed seven years.

Number granted	Determined by the Committee.

Dividend Equivalents	Dividends are neither paid nor accumulated on SARs.

Special Provisions for Restricted Stock Awards	Restricted Stock Awards — actual shares of Common Stock may be granted subject to the terms and conditions as the Committee prescribes.

Number granted	Determined by the Committee.

Employment or Board membership required

Grantees generally must remain employed or serve as directors during a period designated by the Committee (Restricted Period) in order to receive the shares, cash or combination thereof under the Restricted Stock Award.

If employment or service as a director ends before the Restricted Period ends, the Restricted Stock Award will terminate.

However, the Committee may, at the time of the grant, provide for the employment or Board membership restriction to lapse with respect to a portion or portions of the Restricted Stock Award at different times during the Restricted Period. The Committee may, in its discretion, also provide for complete or partial exceptions to the employment or Board membership restriction as it deems equitable.

All restrictions imposed under the Restricted Stock Award lapse upon the expiration of the Restricted Period if the conditions described above have been met.

Form of Grant	Restricted Stock Awards are shares of actual Common Stock.

Payouts of Restricted Stock Awards may be in the form of shares of Common Stock, cash or any combination of shares and cash as determined by the Committee.

Dividends	The Committee may at the time of grant provide that dividends during the Restricted Period are paid or accumulated, or are neither paid nor accumulated.

Vesting	Restricted Stock Awards will have a vesting period of at least three years.

Special Provisions for Performance Share Awards

The Committee will determine the period for which a Performance Share Award is made (Award Period) and the Performance Goals. Recipients of Performance Share Awards must remain employees throughout the Award Period.

Number granted	Determined by the Committee.

Performance Goals	May include any or a combination of the following:

•

net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margin; year-end cash; debt reductions; stockholder equity; research and development achievements; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); co-development, co-marketing, profit sharing, joint venture or other similar arrangements); financing and other capital raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); and implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel.

•

Such Performance Goals also may be based solely by reference to the Company’s performance or the performance of a subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies.

For a Performance Share Award not intended to constitute “performance-based compensation” under Section 162(m) of the Code, measures may include any other financial or other measurement established by the Committee.

Performance Share Award Payouts	The Committee will establish the method of calculating the amount of payment to be made under a Performance Award if Performance Goals are met, including any maximum payment.

After the completion of an Award Period, the relevant performance will be measured against the Performance Goals, and the Committee will determine whether all, none or a portion of Performance Award is paid.

Dividend Equivalents	The Committee may at the time of grant provide that dividends or dividend equivalents during the Award Period are paid or accumulated, or neither paid nor accumulated.

Vesting	Performance Awards will have a minimum vesting period of one year.

Other Share-Based Awards	Actual shares of common stock or phantom shares of common stock may be granted in the amounts and on the terms and conditions as the Committee determines.

Dividend Equivalents	The Committee may at the time of grant provide that dividends or dividend equivalents are paid or accumulated, or neither paid nor accumulated.

Other Information

Administration of the Plan. The 2006 Plan is administered by the Compensation Committee of our Board of Directors, provided that the Committee consists of two or more directors all of whom are both (i) “outside directors” within the meaning of Section 162(m) of the Code and (ii) “non-employee directors” within the meaning of Rule 16b-3 of the General Rules and Regulations under the Exchange Act. To the extent permitted by law, the Committee may delegate certain of its authority in accordance with the 2006 Plan. The Committee has the authority to, among other things, determine eligibility for and grant awards; determine, modify or waive the terms and conditions of any award; and prescribe forms, rules and procedures for awards. Determinations of the Committee under the 2006 Plan will be conclusive and bind all parties.

Change in Control. Unless the Compensation Committee provides otherwise at the time of grant with respect to a particular Award, if a Grantee’s employment is terminated without cause during the 24-month period following a change in control of the Company (as defined in the 2006 Plan), Stock Options and SARs will become immediately exercisable, unvested Restricted Stock will immediately vest and become free of restrictions and the restrictions and other conditions applicable to other Awards shall lapse, and such Awards will become fully vested and transferable, to the extent of the original grant. In addition, all Performance Awards will be considered to be earned and payable in full, based on the applicable performance criteria or, if not determinable, at the target level and any deferral or other restriction will lapse and the Performance Awards will be immediately settled or distributed.

The Committee may provide that Stock Option or SAR holders will be entitled to receive cash for their Stock Options or SARs in an amount at least equal to the difference between the exercise price and the price paid to our shareholders in the change of control transaction.

Adjustments

In the event of a stock dividend, special cash dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure, the Committee will make equitable adjustments to the maximum number of shares that may be delivered under the 2006 Plan; the individual award maximums and maximum share limits described in the 2006 Plan; the number and exercise price of outstanding Stock Options and SARs; and the number and kind of shares subject to other awards granted under the 2006 Plan.

Plan Amendment and Termination

The Board of Directors may discontinue the Plan at any time and may from time to time amend or revise the terms of the 2006 Plan as permitted by applicable statutes. However, it may not, without the consent of affected grantees, revoke or alter outstanding incentives in a manner unfavorable to them. The Board also may not amend the 2006 Plan without stockholder approval where the absence of approval would cause the 2006 Plan to fail to comply with any requirement of applicable law, regulation or stock exchange requirement. Notwithstanding the foregoing, without consent of affected grantees, awards may be amended, revised or revoked when necessary to avoid penalties under Section 409A of the Code.

Nontransferability of Awards

No Award under the Plan is transferable other than by will or the laws of descent and distribution, except that the Committee may permit transfers of Stock Options (other than Incentive Stock Options) to the optionee’s immediate family members (i.e., spouse, parent, child, stepchild, grandchild and their spouses) or to trusts, family partnerships or similar entities for the benefit of immediate family members.

United States Income Tax Consequences

The federal income tax consequences of the 2006 Plan under current federal tax laws and regulations are summarized in the following discussion. The summary deals with general tax principles applicable to the 2006 Plan and does not purport to be a complete description of the federal income tax consequences of awards made under the plan. The summary also does not cover federal employment tax or other federal tax consequences that may be associated with the 2006 Plan, or state, local or non-U.S. taxes.

Incentive Stock Options (ISOs). In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction. In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as a non-incentive stock option (NSO). ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair value (determined as of the date of grant) in excess of $100,000.

Non-Incentive Stock Options (NSOs). In general, in the case of a NSO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

Restricted Stock and other Awards Subject to a Substantial Risk of Forfeiture. If shares subject to an award are nontransferable and subject to a substantial risk of forfeiture, the participant generally will not recognize income (and the Company will not become entitled to a tax deduction) until the shares become transferable or not subject to a substantial risk of forfeiture (whichever occurs first), and the amount of income (or deduction) will be equal to the excess of (i) the fair value of the shares on the date income is recognized over (ii) the amount, if any, paid for the shares by the participant. However, under Section 83 of the Code, the participant may make a so-called “83(b)” election at the time of the award to recognize taxable income at that time. Assuming no other applicable limitations, the amount and timing of the deduction available to the Company will correspond to the income recognized by the participant.

Awards That Are Settled in Cash or In Shares That Are Not Subject to a Substantial Risk of Forfeiture. With respect to other awards that are settled either in cash or in shares that are not subject to a substantial risk of forfeiture, the participant will recognize ordinary income equal to the excess of (a) the cash or the fair value of any shares received (determined as of the date of settlement) over (b) the amount, if any, paid for the shares by the participant. The Company generally will be entitled to a tax deduction in the same amount.

Section 162(m). Awards may qualify as “performance-based compensation” under Section 162(m) of the Code in order to preserve the Company’s federal income tax deductions with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1 million and paid to each of our Chief Executive Officer and other officers whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among our three most highly paid executive officers (excluding in determining the three our chief executive office and chief financial officer). To qualify, options and other awards must be granted by a committee consisting solely of two or more “outside directors” (as defined under applicable regulations) and satisfy the limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for awards other than options to qualify, the grant, issuance, vesting or retention of the award must be contingent upon satisfying one or more of the performance criteria, as established and certified by a committee consisting solely of two or more “outside directors.”

Stock Price

On April 14, 2008, the closing price of our Common Stock on The NASDAQ Stock Market was $26.44.

New Plan Benefits

Since the Committee in its sole discretion will authorize awards, future benefits under the 2006 Plan are not currently determinable. During 2007, stock options were granted under the 2006 Plan to the Company’s named executive officers, as set forth in the table captioned 2007 Grants of Plan-Based Awards at page 30 of the Proxy Statement. During 2007, options were granted to non-employee Directors pursuant to the compensation arrangement described in “Director Compensation” on page 7 of this Proxy Statement.

3 . RATIFICATION OF THE SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors, in accordance with the recommendation of the Audit Committee, has selected, subject to ratification by shareholders, KPMG LLP, independent certified public accountants, to audit our consolidated financial statements for fiscal year 2008. KPMG LLP has audited our consolidated financial statements and the financial statements of our predecessor since 1981.

We expect representatives of KPMG LLP to attend the Meeting, to be available to respond to appropriate questions from shareholders, and to have the opportunity to make a statement if so desired.

Fees of Independent Certified Public Accountants

Consistent with the Audit Committee’s responsibility for engaging our independent auditors, all audit and permitted non-audit services are required to be approved by the Audit Committee and all services were approved by the Audit Committee prior to the services being performed by the auditors.

During fiscal years 2007 and 2006, fees in connection with services rendered by KPMG LLP, the Company’s independent auditors, were as follows:

	2007	2006
Audit fees	$475,100	$549,250
Audit related fees	—	—
Tax fees	50,000	—
All other fees	—	—
Total fees	$525,100	$549,250

Audit fees are those fees for professional services rendered in connection with the audits of our consolidated financial statements for the years ended December 31, 2007 and 2006 and the review of our quarterly condensed consolidated financial statements on Form 10-Q. Tax fees incurred during 2007 relate to advisory support services provided during the ordinary course of operations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2008.

ADDITIONAL INFORMATION

Stock Ownership

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 31, 2008 by (a) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each executive officer identified in the Summary Compensation Table below, (c) each director and nominee for director, and (d) all executive officers and directors as a group.

Except as otherwise noted, the named shareholder had sole voting and investment power with respect to such securities.

Name	Amount	Percentage
Waddell & Reed Financial, Inc. (a)
6300 Lamar Avenue, Overland Park, KS 66202-4247	2,089,200	8.4
Robert M. Holster (b)	873,310	3.5
William C. Lucia (c)	360,361	1.4
Walter D. Hosp (d)	1,000	*
John D. Schmid (e)	6,250	*
James T. Kelly (f)	288,913	1.2
William F. Miller III (g)	549,963	2.2
William S. Mosakowski (h)	448,400	1.8
William W. Neal (i)	99,913	*
Galen D. Powers (j)	54,650	*
Ellen A. Rudnick (k)	112,913	*
Michael A. Stocker (l)	3,600	*
Richard H. Stowe (m)	212,413	*
All executive officers and directors as a group: 13 people (n)	3,011,686	12.1

* denotes percentage of ownership is less than 1%.

(a) The number of shares of Common Stock beneficially owned is based upon information in a Schedule 13G filed with the SEC by Waddell & Reed Financial, Inc. on December 31, 2007. Waddell & Reed Financial Inc. reported sole voting power with respect to 2,089,200 shares of Common Stock

(b) Includes outstanding options to purchase 780,000 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2008, of which 120,000 shares are owned by the

2007 Holster Family Trust. Also includes 35,996 shares of Common Stock owned by members of the family of Mr. Holster, as to which Mr. Holster disclaims beneficial ownership.

(c) Includes outstanding options to purchase 353,667 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2008.

(d) Includes 1,000 shares of Common Stock that are currently held by members of the family of Mr. Hosp.

(e) Includes outstanding options to purchase 6,250 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2008.

(f) Includes outstanding options to purchase 288,913 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2008.

(g) Includes outstanding options to purchase 3,913 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2008. Also includes 6,000 shares of Common Stock owned by members of the family of Mr. Miller, as to which Mr. Miller disclaims beneficial ownership.

(h) Includes 444,800 shares of Common Stock owned by PCG, of which Mr. Mosakowski is the President, Chief Executive Officer, controlling stockholder and a member of the Board of Directors. Also includes outstanding options to purchase 3,600 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2008.

(i) Includes 71,000 shares of Common Stock owned by members of the family of Mr. Neal, as to which Mr. Neal disclaims beneficial ownership. Also includes outstanding options to purchase 23,913 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2008, 20,000 of which are held by a family member, as to which Mr. Neal disclaims beneficial ownership.

(j) Includes 237 shares of Common Stock owned by members of the family of Mr. Powers, as to which Mr. Powers disclaims beneficial ownership. Also includes outstanding options to purchase 61,650 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2008.

(k) Includes outstanding options to purchase 109,913 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2008.

(l) Includes outstanding options to purchase 3,600 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2008.

(m) Includes outstanding options to purchase 212,413 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2008.

(n) Includes outstanding options to purchase 1,840,595 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2008.

10b5-1 Plans

Our policy regarding securities trades by our executive officers and directors permits sales of our securities under plans instituted pursuant to Securities and Exchange Commission Rule 10b5-1 under the Exchange Act. These plans allow insiders to diversify their holdings in a manner that dispels any inference that they are trading on the basis of material nonpublic information. Several of our executive officers and directors established 10b5-1 plans during 2005. Sales pursuant to these plans commenced during 2006 and continued in 2007. Additional 10b5-1 plans have been established in 2007 and 2008 and sales pursuant to these plans are continuing. Other officers and directors may adopt plans pursuant to Rule 10b5-1 in the future.

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

The Audit Committee is charged with the responsibility of reviewing and approving all related person transactions (as defined in SEC regulations), and periodically reassessing any related person transaction entered into by the company to ensure continued appropriateness. This responsibility is set forth in our Audit Committee charter.

Related Person Transactions

Galen D. Powers, a director since 1992, is the retired Senior Founder of Powers, Pyles, Sutter & Verville, P.C. (PPSV), a law firm specializing in healthcare and hospital law, which has provided legal and advisory services to us for many years. We expect PPSV to continue providing similar services in the future. The amount of annual fees we have paid to PPSV is not reportable under applicable SEC rules.

William S. Mosakowski, a director since December 2006, is the President, Chief Executive Officer, controlling stockholder and a member of the Board of Directors of PCG. We acquired PCG’s Benefits Solutions Practice Area (BSPA) effective as of August 31, 2006 for a purchase price of $105.6 million. Mr. Mosakowski has an indirect material interest in this transaction arising out of his position with PCG. In addition, PCG maintains a continuing business relationship with the Company and as a result of the BSPA acquisition has become a significant shareholder in the Company.

As part of the acquisition of BSPA, we entered into four subleases with PCG where BSPA was located in an office where the lease liability was not assumed by the Company. There is a location where PCG subleases office space from us as the primary lease liability was assumed by us as part of the acquisition. This lease extends through 2010, requiring annual rental payments of approximately $14,000 in 2008 and 2009. Through December 31, 2007, amounts recognized as expense by us under subleases to PCG was approximately $129,000 and amounts recognized as a reduction to expense where PCG subleases from us were approximately $14,000.

As part of the acquisition, we entered into an Intercompany Services Agreement (the ISA) to allow each party to perform services such as IT support and contractual transition services. Services performed under the ISA are billed at pre-determined rates as specified in the ISA. Through December 31, 2007, services rendered by PCG to us under the ISA approximated $74,000 and services rendered by us for PCG approximated $131,000.

Since the acquisition, amounts have been collected by or paid on our behalf by PCG and are reimbursed to PCG at cost. At December 31, 2007, $4,000 was owed to PCG and was classified as a current liability in our consolidated balance sheet.

During 2007 we engaged And Partners (AP), a branding consulting firm, to perform consulting and creative services related to the re-branding of Health Management Systems. The firm was selected through a competitive and formal request for proposal process that resulted in responses from seven different firms. We paid AP approximately $85,000 under this engagement in 2007, and we anticipate we will pay AP an additional $140,000 during 2008. David Schimmel, the President and Creative Director of AP, is the son-in-law of Ellen A. Rudnick, who is a member of our Board of Directors.

From time to time we have engaged Spencer Stuart to provide executive and board recruiting services to us. Spencer Stuart is one of the world's leading executive search consulting firms. We paid Spencer Stuart $253,737 during 2007 for several separate search initiatives. Paul Earle, the husband of Ellen A. Rudnick, is a Managing Director of Spencer Stuart. Mr. Earle has not participated in any of the search initiatives which Spencer Stuart conducted for us.

The Audit Committee has reviewed and approved these transactions.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides a narrative describing how compensation for our named executive officers is established and should be read in conjunction with the compensation tables and related narrative descriptions set forth below.

Objectives and Philosophy of Our Executive Compensation Program

Our mission is to be a significant provider of quality services in the markets we serve. To support this and other strategic objectives as approved by the Board of Directors and to provide adequate returns to shareholders, we must compete for, attract, develop, motivate, and retain top quality executive talent at the corporate office and operating business units during periods of both favorable and unfavorable business conditions.

Our executive compensation program is a critical management tool in achieving this goal. “Pay for performance” is the underlying philosophy for our executive compensation program. Consistent with this philosophy, the program has been carefully conceived and is independently administered by the Compensation Committee of the Board of Directors, which is comprised entirely of non-employee directors.

The program is designed and administered to:

•	reward individual and team achievements that contribute to the attainment of our business goals; and

•

provide a balance of total compensation opportunities, including salary and short and longer-term cash and equity incentives, that are competitive with similarly situated companies and reflective of our performance.

In seeking to link executive pay to corporate performance, the Compensation Committee believes that the most appropriate measure of corporate performance is the increase in long-term shareholder value, which involves improving such quantitative and qualitative performance measures as (i) revenue, (ii) net income, (iii) cash flow, (iv) operating margins, (v) earnings per share, (vi) return on shareholders’ equity (vii) the development of competitive advantages, (viii) the ability to deal effectively with the growing complexity of our businesses, (ix) success in developing business strategies, managing costs, and improving the quality of our services as well as customer satisfaction, (x) execution of divestitures, business unit closures, acquisitions, and strategic partnerships, (xi) implementation of operating efficiencies, and (xii) the general performance of individual job responsibilities.

Our Chief Executive Officer, in consultation with our Human Resources department, assists the Compensation Committee with its work. These individuals assist the Compensation Committee by presenting information to them and making recommendations for the Compensation Committee’s review and consideration. Such information and recommendations include, among other things, the compensation that should be received by the executive officers and certain other highly compensated employees; performance evaluations; financial information regarding us that should be reviewed in connection with compensation decisions; and the evaluation and compensation process to be followed by the Compensation Committee.

In making compensation decisions, the Compensation Committee compares our executive compensation against that paid by a peer group of publicly trading companies in the healthcare information services industry developed by Compensation Committee’s consultant, Frederick W. Cook & Co., Inc. This peer group, which is periodically reviewed and updated by the Compensation Committee, consists of companies the Committee believes are generally comparable in size to our company and against which the Committee believes we compete for executive talent. Companies included in this peer group for 2007 were Allscripts Healthcare Solutions, AMICAS, Computer Programs & Systems, eResearch Technology, First Consulting Group, Matria Healthcare, Maximus, Mediware Information Systems, National Research, Omnicell, Providence Service, Quality Systems, Quovadx and TriZetto.

We compete with many other companies for executive personnel. Accordingly, the Compensation Committee generally targets overall compensation for executives near the median of compensation paid to similarly situated executives of the companies in the peer group. Variations to this general target may occur as dictated by the experience level of the individual and market factors.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

·	base salary;

·	annual cash incentive bonus;

·	a long-term incentive represented by stock options; and

·	insurance, retirement and other employee benefits.

The Company has not, prior to 2007, had a formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Instead, the Compensation Committee, after reviewing information provided by management and the Committee’s compensation consultant determined subjectively what it believed to be the appropriate level and mix of the various compensation components. In 2007, with the assistance of its compensation consultant, the Compensation Committee completed and implemented a formal long-term incentive plan which is discussed in more detail below.

Base Salary. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. In determining the amount of compensation to be paid to our executive officers, the Compensation Committee adheres to long established compensation policies pursuant to which executive compensation is determined. Base salary determinants include the prevailing rate of compensation for positions of like responsibility in the particular geographic area, the level of the executive’s compensation in relation to our other executives with the same, more, or less responsibilities, and the tenure of the individual. To ensure both competitiveness and appropriateness of base salaries, we retain professional consultants to annually review and update the pay scale structure pursuant to which individual executives are classified and the pay ranges with which their jobs are associated.

In the case of Mr. Holster and Mr. Lucia, the minimum base salary is mandated by our employment agreements with those executives.

Base salaries are reviewed at least annually by our Compensation Committee, and are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Annual Short Term (Cash) Incentive Compensation. The Compensation Committee has the authority to award annual incentive bonuses to individual senior executives in accordance with specific performance criteria established each year, and based on the extent to which those criteria were achieved. The committee believes that the short term bonus plan promotes the Company’s performance-based compensation philosophy by providing executives with direct financial incentives in the form of annual cash bonuses for achieving specific performance goals. Bonus criteria are established, and bonuses ultimately awarded, in a manner intended to reward both overall corporate performance and an individual’s participation in attaining such performance.

Our annual short term incentive bonus is paid in cash, ordinarily in a single installment in the first quarter following the completion of the fiscal year, and is tied to the achievement of predetermined annual corporate financial and individual performance objectives. The targeted amount of annual performance bonus for 2007 was 50% of base salary for each of Mr. Holster, Mr. Lucia and Mr. Archbold and 40% of base salary for Mr. Hosp and Mr. Schmid. The Company financial objectives established for 2007 were the achievement of specific earnings per share (EPS) and net income earned by the Company. The applicable percentage of the bonus target to be paid under the formula varies with the percentage of the Company’s attainment of its EPS and net income goals. Upon attainment of 100% of the Company’s performance objective, the executives would be entitled to 100% of their respective bonus targets. The threshold for payment of any amount under the incentive plan for 2007 was attainment of 85% of the Company’s performance objectives, which would result in payment to the executive of 50% of the bonus target. The maximum payout level established under the 2007 incentive plan for executive officers was an aggregate total equaling 20% of the incremental increase in operating margin above budget. The Compensation Committee may increase or decrease the annual bonus paid based on the attainment of goals relating to strategic objectives or to account equitably for items impacting the predetermined performance objectives that are non-recurring in nature.

In December 2007, the Compensation Committee approved the cash bonus amounts to be paid to each of the executive officers for services performed in 2007. The bonus amounts awarded to Mr. Holster and Mr. Lucia were at 86.8% above each executive officer’s 2007 bonus target, or $382,067 and $286,550, respectively. The bonus amounts awarded to Mr. Hosp and Mr. Schmid were prorated at 69.5% above each executive officer’s 2007 bonus target, or $112,883 and $104,200, respectively. The bonus amount awarded to Mr. Archbold was prorated at 87.4% above his 2007 bonus target, or $113,040. The cash bonuses awarded to the executive officers were determined based, in part, on the level of attainment of the Company’s performance objectives during the period and also upon the Compensation Committee’s consideration of the executive officers’ performance in connection with the integration of the Benefits Solution Practice Area of the Public Consulting Group during 2007. Mr. Archbold’s 2007 annual bonus was paid in accordance with the terms outlined in his August 2007 Separation Agreement.

The Compensation Committee has targeted bonus amounts to be paid for performance in 2008 at percentages that range from 20% to 50% of base salary for approximately 35 of our senior executives. The actual amount of bonus will be determined following a review of each executive’s individual performance and attainment of financial objectives conducted during the first quarter of 2009. Individual financial objectives are budgeted business unit operating margin (for executives heading business units), budgeted corporate operating margin (for executives in charge of Company-wide support functions) and budgeted corporate net income (for the CEO, COO, CFO and VP of Human Resources). The threshold for payment of any individual executive bonus is attainment of 85% of the executive’s individual financial objective. Bonuses may increase if individual financial objectives are exceeded up to an aggregate total equaling 20% of the incremental increase in operating margin above budget.

2007 Long Term Incentive Plan The longer-term component of our executive compensation program consists of stock options. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interest of our executives and our shareholders. Stock options are granted upon the recommendation of management and approval of the Compensation Committee based upon their subjective evaluation of the appropriate amount for the level and amount of responsibility of each executive officer. Factors entering into this process include comparative share ownership of executives in peer group, company-level performance, the individual executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards, and consultant recommendations.

The options generally permit the option holder to buy the number of shares of the underlying Common Stock (an option exercise) at a price equal to or greater than the market price of the Common Stock at the time of grant. Thus, the options generally gain value only to the extent the stock price exceeds the option exercise price during the term of the option. The Compensation Committee reviews all components of the executive’s compensation when determining annual equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives.

The 2007 Long Term Incentive Plan works in conjunction with the shareholder approved 2006 Stock Plan. It provided option grants of non-qualified (NQ) stock options to our named executive officers on October 1, 2007. These grants, which are shown in the 2007 Grant of Plan Based Awards table below, are exercisable over five years and contain a performance vesting component that vests 50% of the grant ratably over three and one-quarter years from the date of issuance and the remaining 50% to cliff vest at the end of the three and one-quarter years from the date of issuance upon achievement of targeted Earnings per Share (EPS) growth.

Equity awards are typically granted to our executives annually in conjunction with the review of their individual performance. This review takes place at the regularly scheduled meeting of the Compensation Committee held following the second quarter of each year. We set the exercise price of all stock options to equal the average of the highest and lowest sales price of our Common Stock on the NASDAQ Stock Market on the day of the grant. Grants are not made during blackout periods. Vesting and exercise rights of non-exercised options cease shortly after termination of employment except in the case of death or disability.

Benefits and Other Compensation. We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. The Company matches 100% of participant contributions up to 3% and 50% of the next 2% of their compensation contributed to the Plan.

Severance and Change-in-Control Benefits. Pursuant to the employment agreements we have entered into with Messrs. Holster and Lucia, the offer letters issued in connection with our retention of Messrs. Hosp and Schmid and our 2006 Stock Plan, our named executive officers are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of our company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Potential Payments upon Termination of Employment or Change-in-Control” below.

We believe providing these benefits help us compete for executive talent. After reviewing the practices of companies represented in our compensation peer group, we believe that our severance and change-in-control benefits are generally in line with severance packages offered to executives by the companies in the peer group.

Compensation of the Chief Executive Officer

Determination of our compensation of Robert M. Holster, our Chief Executive Officer, takes into account the factors described above as pertinent to the remainder of our executives and employees, while also taking into consideration the proprietary nature of our business and efforts expended in connection with development of our business strategy and service development activities. The Compensation Committee more specifically took into account Mr. Holster’s (i) success in growing revenues, (ii) success in improving operating income compared to the prior year and in general, progressively during the year, (iii) achievement of certain specified financial and strategic targets, and (iv) success in leading and strengthening the executive team and the operating management teams. The Compensation Committee also took into account the amount of Mr. Holster’s compensation relative to chief executive officers of comparable companies.

Tax Considerations

Section 162(m) of the Internal Revenue Code prohibits us from deducting any compensation in excess of $1 million paid to certain of our executive officers, except to the extent that such compensation is paid pursuant to a shareholder approved plan upon the attainment of specified performance objectives. The Compensation Committee believes that tax deductibility is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Compensation Committee periodically reviews the potential consequences of Section 162(m) and generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to Section 162(m). However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for the fiscal year ended December 31, 2007 and 2006 awarded to or earned by our Chief Executive Officer, Chief Operating Officer, each person who served as Chief Financial Officer during 2007 and our Vice President of Human Resources.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (a)	Non-Equity Incentive Plan Compensation ($) (b)	All Other Compensation ($) (c)	Total ($)
Robert M. Holster, Chairman and	2007	438,462	59,694	382,067	8,669	888,892
Chief Executive Officer	2006	400,000	196,800	400,000	46,600	1,043,400

William C. Lucia, President and	2007	328,846	260,808	286,550	9,000	885,204
Chief Operating Officer	2006	300,000	300,634	300,000	36,381	937,015

Walter D. Hosp,
Chief Financial Officer (d)	2007	150,000	63,012	112,883	1,000	326,895

John D. Schmid
Vice President, Human Resources (e)	2007	142,308	46,548	129,200	1,846	319,902

Thomas G. Archbold,	2007	138,462	110,582	113,040	70,538	432,622
Chief Financial Officer (f)	2006	200,000	137,037	200,000	13,149	550,186

(a)

The dollar value of stock options set forth in this column is equal to the compensation cost recognized during 2006 and 2007 for financial statement purposes in accordance with FAS 123R for current year and prior year grants with vesting in 2006 and 2007, except no assumptions for forfeitures were included. Information regarding the shares of stock options granted to our named executive officers during 2007 is set forth in the 2007 Grants of Plan-Based Awards Table. The 2007 Grants of Plan-Based Awards Table also sets forth the aggregate grant date fair value of the stock options granted during 2007 computed in accordance with FAS 123R. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 11 of the Notes to Consolidated Financial Statements of our 2007 Annual Report on Form 10-K, a copy of which accompanies this Proxy Statement.

(b)

The amounts set forth in this column reflect the amounts paid for fiscal year 2006 and 2007 to Messrs. Holster, Lucia, and Archbold and for fiscal year 2007 for Messrs. Hosp and Schmid under the incentive plans described in the Compensation Discussion and Analysis contained in this Proxy Statement under the heading “Annual Short Term (Cash) Incentive Compensation.”

(c)

The amounts set forth in this column for 2007 include: (i) Company contributions under our 401(k) Plan, and (ii) Company supplemental compensation payments pursuant to individual agreements between the Company and our named executives. In 2007, Mr. Archbold received $61,538 as severance in accordance with his separation agreement. We reported all these amounts as taxable income.

(d)	Mr. Hosp became our Chief Financial Officer effective July 2, 2007.

(e)	Mr. Schmid became our Vice President of Human Resources effective April 2, 2007.

(f)	Mr. Archbold left the Company effective August 24, 2007.

Grants of Plan-Based Awards For the Year Ended December 31, 2007

Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			Grant Date	Number of Securities Underlying Options #(b)	Exercise or Base Price of Option Awards ($/Sh)(c)	Closing Market Price on Grant Date	Grant Date Fair Value of Option Awards (d)
	Threshold	Target	Maximum
	($)	($)	($)
Robert M. Holster Chairman and Chief Executive Officer	110,000	220,000	-	10/1/2007	20,000	$25.45	$26.01	$175,172

William C. Lucia President and Chief Operating Officer	82,500	165,000	-	10/1/2007	20,000	$25.45	$26.01	$175,172

Walter D. Hosp				7/2/2007	60,000	$19.12	$19.23	$471,792
Chief Financial Officer	100,000	100,000	-	10/1/2007	15,000	$25.45	$26.01	$131,379

John D. Schmid				4/2/2007	25,000	$21.86	$21.70	$226,240
Vice President, Human Resources	30,000	60,000	-	10/1/2007	15,000	$25.45	$26.01	$131,379

Thomas G. Archbold Chief Financial Officer (e)	50,000	100,000	-	-	-	-	-	-

(a)

The amounts set forth in this column reflect the estimated payouts for fiscal year 2007 to Messrs. Holster, Lucia and Archbold under the 2007 incentive plan described in the Compensation Discussion and Analysis contained in this Proxy Statement under the heading “Annual Short Term (Cash) Incentive Compensation”. These amounts are based on the individual’s fiscal year 2007 base salary. The individual bonus target amount for Mr. Holster, Mr. Lucia and Mr. Archbold was 50% of base salary, while the individual bonus target for Mr. Hosp and Mr. Schmid was 40% of base salary. Mr. Hosp’s employment agreement provided for a minimum $100,000 annual cash incentive payment in 2007.The threshold amount shown is 50% of the individual’s bonus target amount. The target amount shown is 100% of the individual bonus target amount. The plan does not provide for a capped maximum individual bonus amount. The maximum payable in the aggregate under the plan is 20% of the incremental increase in Operating Income above budget. Actual incentive bonuses received by these named executive officers for fiscal year 2007 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation”.

(b)

The amounts set forth in this column reflect the number of stock options granted under the Company’s 2006 Stock Plan. The options issued on April 2, 2007 and July 2, 2007 vest at the rate of 25% per year starting on the first anniversary of the grant and expire 10 years from the date of grant. The options issued on October 1, 2007 vest as follows; 50% of initial grant vests in 1/3 increments over a period of three years commencing on December 31, 2008. Vesting of the remaining 50% shall occur on December 31, 2010 to the extent that certain pre-defined performance and service conditions are satisfied. These options expire 5 years from the date of grant.

(c)	The exercise price equals the average of the highest and lowest sale prices of our common stock on the date of the grant.

(d)

The dollar values of stock options disclosed in this column are equal to the aggregate grant date fair value computed in accordance with FAS 123R, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 11 of the Notes to Consolidated Financial Statements of our 2007 Annual Report on Form 10-K, a copy of which accompanies this Proxy Statement.

(e)	Mr. Archbold left the Company effective August 24, 2007. All of unvested options expired following his separation from the Company.

2007 Outstanding Equity Awards at Fiscal Year End Table

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Robert Holster	420,000	-		1.19	3/30/2011
Chairman and Chief	75,000	-		2.48	12/12/2011
Executive Officer	125,000	-		3.41	12/19/2012
	100,000	-		2.92	11/4/2013
	150,000	-		6.95	4/14/2015
	-	20,000	(a)	25.45	9/30/2012

William C. Lucia	30,000	-		6.44	11/13/2008
President and Chief	23,334	-		2.48	12/12/2011
Operating Officer	100,000	-		3.41	12/19/2012
	26,666	-		2.92	11/4/2013
	125,000	-		6.95	4/14/2015
	20,667	61,998	(b)	9.44	5/4/2016
	29,334	88,001	(b)	10.98	6/26/2016
	-	20,000	(a)	25.45	9/30/2012

Walter D. Hosp	-	60,000	(b)	19.12	7/2/2017
Chief Financial	-	15,000	(a)	25.45	9/30/2012
Officer

John D. Schmid	-	25,000	(b)	21.86	4/2/2017
Vice President of	-	15,000	(a)	25.45	9/30/2012
Human Resources

Thomas G. Archbold	-	-		-	-
Chief Financial
Officer (c)

a.

Stock options vests as follows: 50% of initial grant vests in 1/3 increments over a period of three years commencing on December 31, 2008. Vesting of the remaining 50% shall occur on December 31, 2010 to the extent that certain pre-defined performance and service conditions are satisfied. These options were granted on 10/1/07.

b.

Stock options vest annually in 25% increments beginning on first anniversary date of grant. Options expiring on 5/4/2016 were granted on 5/4/2006, options expiring on 6/26/2016 were granted on 6/26/2006, options expiring on 7/2/2017 were granted on 7/2/2007 and options expiring on 4/2/2017 were granted on 4/2/2007.

c.	Mr. Archbold left the Company effective August 24, 2007. All of his unvested options expired following his separation with us.

2007 Option Exercises and Stock Vested Table

Option Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)
Robert M. Holster, Chairman and Chief Executive Officer	180,000	4,098,600
William C. Lucia, President and Chief Operating Officer	92,500	1,438,282
Thomas G. Archbold Chief Financial Officer (b)	133,335	858,247

(a)	The value realized on the exercise of stock options is based on the difference between the exercise price and the market price (used for tax purposes) of our common stock on the date of exercise.

(b)

Mr. Archbold left the Company effective August 24, 2007. All of his unvested options expired following his separation with us. Amounts shown in the table are based on Mr. Archbold’s Section 16 reports.

Potential Payments Upon Termination of Employment or Change in Control

The following information and table set forth the amount of payments to each of our named executive officers in the event of a termination of employment as a result of involuntary termination and termination following a change in control.

Assumptions and General Principles. The following assumptions and general principles apply with respect to the following table and any termination of employment of a named executive officer:

•

The amounts shown in the table assume that each named executive officer was terminated on December 31, 2007. Accordingly, the table reflects amounts earned as of December 31, 2007 and includes estimates of amounts that would be paid to the named executive upon the occurrence of a termination or change in control. The actual amounts to be paid to a named executive can only be determined at the time of the termination or change in control. Mr. Archbold left the Company on August 24, 2007. Actual amounts paid to Mr. Archbold are set forth below.

•

A named executive officer is entitled to receive amounts earned during his term of employment regardless of the manner in which the named executive officer’s employment is terminated. These amounts include base salary, unused vacation pay and annual cash incentive compensation. These amounts are not shown in the table, except for potential prorated annual cash incentive compensation as described below.

•

Because we have assumed a December 31, 2007 termination date, each of the named executive officers in the table would have been entitled to receive the targeted annual bonus payment for 2007 and not the amount that the Board determined to pay based upon the level of attainment of the Company performance objectives. Therefore, the amount set forth in the table for prorated bonus compensation is the target bonus compensation for each named executive officer and not the amount that was actually paid and shown as Non-Equity Plan Compensation in the Summary Compensation Table.

•

A named executive officer may exercise any stock options that are exercisable prior to the date of termination and any payments related to these stock options are not included in the table because they are not severance payments.

Involuntary Termination. Our employment contracts with Messrs. Holster and Lucia provide for severance pay equal to two years of base salary payable in 24 equal monthly installments and the continuation of health care benefits for 24 months in the event that employment is terminated without cause. Mr. Holster is also entitled to such severance pay and continuation of benefits if his employment terminates on account of death or disability. Our employment arrangements with Messrs. Hosp and Schmid provide for severance pay and the continuation of health care benefits for 6 months in the event that employment is terminated other than for cause or voluntary termination.

Change in Control. Our employment contract with Mr. Holster provides for severance pay equal to two years of his base salary payable in 24 equal monthly installments and the continuation of his health care benefits for 24 months in the event that his employment is terminated within 45 days of a Change of Control transaction, as defined below.

A “Change of Control” means the sale or transfer of all or substantially all of the assets of the Company or any merger, consolidation or other transaction that would result in the transfer, directly or indirectly, of more than 50% of the then outstanding capital stock of the Company to holders who were not holders of its capital stock immediately prior to such merger. Under the terms of the employment contracts and separation agreement, a sale of substantially all the Company’s assets may occur but such an event will not constitute a “Change of Control Transaction” unless we have sold all our significant lines of business and intend to limit our future activities to the distribution of the proceeds of such transaction.

Event	R.M. Holster	W.C. Lucia	W.D. Hosp	J.D. Schmid
Involuntary Termination
Prorated Annual Bonus Compensation	$220,000	$165,000	$130,000	$80,000
Cash severance payment	880,000	660,000	650,000	400,000
Continued health benefits	13,124	6,805	5,055	4,839
Total	$1,113,124	$831,805	$785,055	$484,839

Change in control with termination
Prorated Annual Bonus Compensation	$220,000	—	—	—
Cash severance payment	880,000	—	—	—
Continued health benefits	13,124	—	—	—
Total	$1,113,124	—	—	—

Separation Payments to Mr. Archbold

Our separation agreement with Mr. Archbold provided for severance pay equal to one year of base salary, at a rate of $200,000 per year, payable in 12 equal monthly installments, a pro-rated 2007 annual bonus of $113,040 and the continuation of health care benefits for 12 months beginning on August 24, 2007, valued at approximately $13,000.

Individual Agreements and Arrangements

Robert M. Holster — Chief Executive Officer

On July 16, 2007, we amended our employment agreement with Mr. Holster, which was originally entered into on March 31, 2001 and amended on February 11, 2004 (the Holster Agreement). The Holster Agreement provides for his employment through April 2, 2010 (the Holster Employment Term) (subject to earlier termination in certain circumstances as described below), at a base salary of $440,000 per year. Mr. Holster is eligible to receive bonus compensation from us in respect of each fiscal year (or portion thereof) during the Holster Employment Term, in each case as may be determined by our Board of Directors in its sole discretion on the basis of performance-based or such other criteria as may be established from time to time by our Board of Directors.

Also in connection with his employment, on March 30, 2001, the Compensation Committee granted Mr. Holster options to purchase 700,000 shares of Common Stock at an exercise price of $1.19 per share (the then current market price), with options covering 100,000 shares vesting on the first anniversary of the grant, and options covering the remaining 600,000 shares vesting thereafter in eight equal quarterly installments. These options were not granted pursuant to our former 1999 Long-Term Incentive Stock Plan.

If we terminate Mr. Holster’s employment without “cause” or if his employment ceases within 45 days of a change in control of us (both as defined in the Holster Agreement), or if his employment ceases because of his death or disability, Mr. Holster will be entitled to a continuation of salary and group medical insurance for 24 months following termination of employment.

William C. Lucia — President and Chief Operating Officer

On January 1, 2003, Mr. Lucia entered into an employment agreement (the Lucia Agreement) with us. The Lucia Agreement provides for his employment through January 1, 2006 (the Lucia Employment Term) (subject to earlier termination in certain circumstances as described below) and provides for automatic one-year renewals unless 90-day notice is provided, at a base salary of $225,000 per year. With such increases as determined by the Board of Directors. In 2007, Mr. Lucia’s annual base salary was $330,000. Mr. Lucia is eligible to receive bonus compensation from us in respect of each fiscal year (or portion thereof) during the Lucia Employment Term in an amount of 50% of base salary, in each case as may be determined by our Board of Directors in its sole discretion on the basis of meeting Health Management Systems business objectives established from time to time by our Board of Directors.

Also in connection with his employment, Mr. Lucia is eligible for consideration by our Board of Directors for awards of stock options under any stock option plan that may be established by the Company for its and its subsidiaries’ key employees. The amount, if any, of shares for which options may be granted to Mr. Lucia is in the sole discretion of the Compensation Committee of our Board of Directors.

In January 2006, the Lucia Agreement was amended to provide that if we terminate Mr. Lucia’s employment without “cause”, Mr. Lucia will be entitled to a continuation of salary and group medical insurance for 24 months following termination of employment.

Walter D. Hosp – Chief Financial Officer

The terms of Mr. Hosp’s employment, which is set forth in his offer letter from the company, provides for a base salary of $325,000 per year. He is eligible for an annual performance bonus, with a target bonus of 40% of base salary, prorated for the portion of a year for which he is an employee, in each case as may be determined by our Board of Directors in its sole discretion on the basis of meeting the business objectives established from time to time by our Board of Directors. Upon his commencement of employment with us, Mr. Hosp was granted options to purchase 60,000 shares of Common Stock at an exercise price of $19.12 per share (the then current market price), with options covering 15,000 shares vesting on the first anniversary of the grant, and options covering the remaining 45,000 shares vesting thereafter in three equal annual installments. These options were not granted pursuant to our 2006 Stock Plan.

In the event of the involuntary termination of Mr. Hosp’s employment, he will be entitled to a continuation of salary and benefits for six months.

John D. Schmid – Vice President of Human Resources

The terms of Mr. Schmid’s employment, which is set forth in his offer letter from the company, provides for a base salary of $200,000 per year. He is eligible for an annual performance bonus, with a target bonus of 40% of base salary, prorated for the portion of a year for which he is an employee, in each case as may be determined by our Board of Directors in its sole discretion on the basis of meeting the business objectives established from time to time by our Board of Directors. For 2007, Upon his commencement of employment with us, Mr. Schmid received a sign-on bonus of $25,000. In addition, Mr. Schmid was granted options to purchase 25,000 shares of Common Stock at an exercise price of $21.86 per share (the then current market price), with options covering 6,250 shares vesting on the first anniversary of the grant, and options covering the remaining 18,750 shares vesting thereafter in three equal annual installments. These options were granted pursuant to our 2006 Stock Plan.

In the event of the involuntary termination of Mr. Schmid’s employment, he will be entitled to a continuation of salary and benefits for six months.

William F. Miller III — Director

Effective January 2006, our employment agreement with Mr. Miller, originally entered into in October 2000 and amended in November 2003 (the Miller Agreement) was amended and restated. As so amended and restated, the Miller Agreement provided that the term of Mr. Miller’s employment was extended through December 31, 2007 and that he served as an executive. Mr. Miller assisted in the development of strategic alternatives for us, including possible acquisitions, advising on our investor relations efforts, and performing such other duties as may be assigned by the Board of Directors or Chief Executive Officer from time to time. The Miller Agreement provided for a lump-sum payment to Mr. Miller of $600,000 in lieu of preexisting severance obligations and any other bonus, which we paid upon execution of the Miller Agreement in 2005. The Miller Agreement provided for a base salary of $100,000 per annum, through the end of the employment term.

Our obligations to pay compensation terminated upon the expiration of the Miller Agreement on December 31, 2007. Mr. Miller’s health insurance benefits will be provided by us through December 31, 2008. Non-competition, non-solicitation and non-interference covenants will apply to Mr. Miller through December 31, 2009.

Report of Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of HMS Holdings Corp.

Richard H. Stowe, Chair
James T. Kelly
William W. Neal

Notwithstanding contrary statements set forth in any of our previous filings under the Securities Act of 1933 (the Securities Act) or the Exchange Act that might incorporate future filings, including this Proxy Statement, the Compensation Committee report and the Report of the Audit Committee set forth below shall not be incorporated by reference into such future filings.

Compensation Committee Interlocks and Insider Participation

During 2007, the members of our Compensation Committee were Richard H. Stowe, William W. Neal, and James T. Kelly, none of whom has ever been an officer or employee of the company and none of whom had any related person transaction involving the company. During 2007, none of our executive officers (1) served as a member of the Board of Directors or compensation committee of any other entity that had one or more of its executive officers serving as a member of our Compensation Committee or (2) served as a member of the compensation committee of any other entity that had one or more of its executive officers service as a member of our Board of Directors.

Equity Compensation Plan Information

The following table summarizes the total number of outstanding options and shares available for other future issuances of options under all of our equity compensation plans as of December 31, 2007.

			Number of securities remaining
	Number of securities to	Weighted-average	available for future issuance
	be issued upon exercise	exercise price of	under equity compensation
	of outstanding warrants,	outstanding warrants,	plans (excluding securities
	options and rights	options and rights	reflected in column (a)
Plan Category	(a)	(b)	(c) (2)

Equity Compensation Plans approved by Shareholders (1)	3,273,479	$9.36	359,249
Equity Compensation Plans not approved by Shareholders (3)	972,250	$8.80	-
Total	4,245,729	$9.23	359,249

(1)	This includes options to purchase shares outstanding under: (i) the 2006 Stock Plan, (ii) the 1999 Long-Term Incentive Plan, and (iii) the 1995 Non-Employee Director Stock Option Plan.
(2)	These shares remain available for issuance under the 2006 Stock Plan.
(3)

Options issued under plans not approved by the shareholders include (i) 420,000 options granted in March 2001 to our Chairman and Chief Executive Officer in connection with his joining us, (ii 492,250 inducement options granted in September 2006 to ten former senior executives of BSPA in connection with their joining us and (iii) 60,000 inducement options granted to a new hire in 2007.

Report of Audit Committee

In accordance with its Charter, the Audit Committee of the Board of Directors, among its other duties, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, and financial reporting practices. During 2007, the Audit Committee met four times. The Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with our Chief Executive Officer and Chief Financial Officer and independent auditors prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and us that might bear on the auditors’ independence and discussed with the auditors any relationships that may impact their objectivity and independence satisfying itself as to the auditor’s independence. The Audit Committee also discussed with senior management, including our Chief Financial Officer and the independent auditors, the quality and adequacy of our internal controls, organization and responsibilities. The Audit Committee reviewed with both the independent auditors and our Chief Financial Officer, our independent auditors’ audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of our financial statements. The Audit Committee has considered whether the provision of nonaudit services by our independent auditor is compatible with the auditor’s independence.

The Audit Committee reviewed our audited financial statements as of and for the fiscal year ended December 31, 2007 with management. Management has the responsibility for the preparation of our financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC. The Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors and the Board concurred with such recommendation.

By the Audit Committee of the Board of Directors of HMS Holdings Corp.

Ellen A. Rudnick, Chair
James T. Kelly,
Richard H. Stowe

Other Business

As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented at the Meeting other than as set forth herein. If other matters properly come before the Meeting, the persons named as proxies will vote on such matters in their discretion.

Shareholder Proposals for 2009 Annual Meeting and Other Shareholder Communications

Any shareholder proposals intended to be presented at our 2009 Annual Meeting of Shareholders must be received by the Secretary, HMS Holdings Corp., 401 Park Avenue South, New York, New York 10016, no later than December 29, 2008 in order to be considered for inclusion in our Proxy Statement and form of proxy relating to such meeting. Shareholder communications to the Board of Directors, including any such communications relating to director nominees, may also be addressed to our Secretary at that address. The Board believes that no more detailed process for these communications is appropriate, due to the variety in form, content and timing of these communications. Our Secretary will forward the substance of meaningful shareholder communications, including those relating to director candidates, to the Board or the appropriate committee upon receipt.

Moreover, with regard to any proposal by a shareholder not seeking to have such proposal included in the Proxy Statement but seeking to have such proposal considered at the 2009 Annual

Meeting, if such shareholder fails to notify us in the manner set forth above of such proposal no later than March 14, 2009 then the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the 2009 Annual Meeting notwithstanding that shareholders have not been advised of the proposal in the Proxy Statement for the 2008 Annual Meeting. Any proposals submitted by shareholders must comply in all respects with (i) the rules and regulations of the SEC, (ii) the provisions of our certificate of incorporation and by-laws, and (iii) applicable New York law.

Annual Report

Our 2007 Annual Report on Form 10-K is concurrently being mailed to shareholders. The Annual Report contains our consolidated financial statements and the report thereon of KPMG LLP, independent certified public accountants.

BY ORDER OF THE BOARD OF DIRECTORS

Walter D. Hosp
Chief Financial Officer and
Corporate Secretary
Dated: April 29, 2008

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

HMS HOLDINGS CORP.

AMENDED AND RESTATED

2006 STOCK PLAN

Section 1.     Purpose

The purpose of the HMS Holdings Corp. 2006 Stock Plan (“the Plan”) is to furnish a material incentive to employees and non-employee Directors of the Company and its subsidiaries by making available to them the benefits of a larger common stock ownership in the Company through stock options and awards. It is believed that these increased incentives stimulate the efforts of employees and non-employee Directors towards the continued success of the Company and its affiliates, as well as assist in the recruitment of new employees and non-employee Directors.

Section 2.     Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Share, Performance Unit, dividend equivalent or any other right, interest or option relating to Shares granted pursuant to the provisions of the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder, which in the sole and absolute discretion of the Committee may, but need not, be signed or acknowledged by the Company and the Participant.

(d) “Award Period” shall have the meaning set forth in Section 9 of the Plan.

(e) “Board” shall mean the Board of Directors of the Company.

(f) “Change in Control” shall mean the occurrence of any of the following events: (i) at any time during the initial two-year period following the Effective Date or during each subsequent Renewal Term, as the case may be, at least a majority of the Board shall cease to consist of “Continuing Directors” (meaning directors of the Company who either were directors at the beginning of such initial two-year period or subsequent Renewal Term, as the case may be, or who subsequently became directors and whose election, or nomination for election by the Company’s stockholders, was approved by a majority of the then Continuing Directors); or (ii) any “person” or “group” (as determined for purposes of Section 13(d)(3) of the Exchange Act, except any majority-owned subsidiary of the Company or any employee benefit plan of the Company or any trust thereunder, shall have acquired “beneficial ownership” (as determined for purposes of Securities and Exchange Commission (“SEC”) Regulation 13d-3) of Shares having 20% or more of the voting power of all outstanding Shares, unless such acquisition is approved by a majority of the directors of the Company in office immediately preceding such acquisition;

or (iii) a merger or consolidation occurs to which the Company is a party, in which outstanding Shares are converted into shares of another company (other than a conversion into shares of voting common stock of the successor corporation or a holding company thereof representing 80% of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation) or other securities (of either the Company or another company) or cash or other property; or (iv) the sale of all, or substantially all, of the Company’s assets occurs; or (v) the stockholders of the Company approve a plan of complete liquidation of the Company. Notwithstanding the foregoing, as to any Award under the Plan that consists of deferred compensation subject to Section 409A of the Code, the definition of “Change in Control” shall be deemed modified to the extent necessary to comply with Section 409A of the Code.

(g) “Change in Control Price” means, with respect to a Share, the higher of (A) the highest reported sales price, regular way, of such Share in any transaction reported on the Nasdaq National Market during the 60-day period prior to and including the date of a Change in Control or (B) if the Change in Control is the result of a tender or exchange offer or a corporate transaction, the highest price per such Share paid in such tender or exchange offer or corporate transaction; provided, however, that in the case of Options and Stock Appreciation Rights relating to Options, the Change in Control Price shall be the Fair Market Value of such Share on the date such Option or Stock Appreciation Right is exercised or deemed exercised pursuant to Section 11(b). To the extent the consideration paid in any such transaction described above consists in full or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Committee.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(i) “Committee” shall mean the Compensation Committee of the Board or such other persons or committee to which it has delegated any authority, as may be appropriate. A person may serve on the Compensation Committee only if he or she (i) is a “Non-employee Director” for purposes of Rule 16b-3 under the Exchange Act, and (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Code.

(j) “Company” shall mean HMS Holdings Corp., a New York corporation.

(k) “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

(l) “Director” shall mean a member of the Board.

(m) “Effective Date” shall mean June 6, 2006, the date this Plan is effective.

(n) “Employee” shall mean any employee of the Company or any Affiliate. For any and all purposes under this Plan, the term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant or a person otherwise designated by the Committee, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan or not on the payroll, even if such ineligible person is subsequently determined to be a common law employee of the Company or an Affiliate or otherwise an employee by any governmental or judicial authority.

Unless otherwise determined by the Committee in its sole discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment or services and to have ceased to be an Employee if his or her employer ceases to be an Affiliate, even if he or she continues to be employed by such employer.

(o) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(p) “Fair Market Value” shall mean, with respect to Shares, as of any date, the average of the high and low trading prices for the Shares as reported on the Nasdaq National Market for that date or, if no such prices are reported for that date, the average of the high and low trading prices on the next preceding date for which such prices were reported, unless otherwise determined by the Committee.

(q) “Incentive Stock Option” shall mean an Option granted under Section 6 that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(r) “Nonqualified Stock Option” shall mean either an Option granted under Section 6 that is not intended to be an Incentive Stock Option or an Incentive Stock Option that has been disqualified.

(s) “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

(t) “Participant” shall mean an Employee or a non-employee member of the Board who is selected by the Committee or the Board from time to time in their sole discretion to receive an Award under the Plan.

(u) “Performance Award” shall have the meaning set forth in Section 9 of the Plan.

(v) “Performance Goals” shall have the meaning set forth in Section 9 of the Plan.

(w) “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

(x) “Performance Shares” shall have the meaning set forth in Section 9 of the Plan.

(y) “Performance Units” shall have the meaning set forth in Section 9 of the Plan.

(z) “Person” shall mean any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

(aa) “Phantom Stock Award” shall mean any right granted to a Participant by the Committee pursuant to Section 10.

(bb) “Renewal Term” shall mean the two-year period beginning on the second anniversary of the Effective Date and each successive two-year period thereafter.

(cc) “Restricted Period” shall have the meaning set forth in Section 8 of the Plan.

(dd) “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(ee) “Restricted Stock Award” shall mean an award of Restricted Stock under Section 8.

(ff) “Section 16 Participant” shall have the meaning set forth in Section 16 of the Plan.

(gg) “Shares” shall mean the shares of common stock of the Company.

(hh) “Spread” shall have the meaning set forth in Section 7 of the Plan.

(ii) “Stand Alone SAR” shall have the meaning set forth in Section 7 of the Plan.

(hh) “Stock Appreciation Right” shall have the meaning set forth in Section 7 of the Plan.

(kk) “Tandem SAR” shall have the meaning set forth in Section 7 of the Plan.

(ll) “1999 Plan” shall mean the Company’s 1999 Long-Term Incentive Stock Plan.

Section 3.     Administration

The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to (a) select the Employees of the Company and its Affiliates to whom Awards may from time to time be granted hereunder; (b) determine the type or types of Award to be granted to each Participant hereunder; (c) determine the number of Shares to be covered by or relating to each Award granted hereunder; (d) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (e) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended; (f) determine whether, to what extent, and under what circumstances payment of cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (g) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (h) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (i) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. The Committee may, in its sole and absolute discretion, and subject to the provisions of the Plan, from time to time delegate any or all of its authority to administer the Plan to any other persons or committee as it deems necessary or appropriate for the proper administration of the Plan, except that no such delegation shall be made in the case of Awards intended to be qualified under Section 162(m) of the Code. The decisions of the Committee shall be final, conclusive and binding with respect to the interpretation and administration of the Plan and any grant made under it. The Committee shall make, in its sole discretion, all determinations arising in the administration, construction or interpretation of the Plan and Awards under the Plan, including the right to construe disputed or doubtful Plan or

Award terms and provisions, and any such determination shall be conclusive and binding on all persons, except as otherwise provided by law. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

Except as provided in Section 12, the Committee shall be authorized to make adjustments in Performance Award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event that the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of or combination with another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

Upon the approval of the Plan by the shareholders of the Company, the 1999 Plan shall be terminated and of no further force and effect.

Section 4.     Shares Subject to the Plan

(a) Subject to adjustment as provided in Section 4(c), a total of 2,150,000 Shares shall be authorized for issuance pursuant to Awards granted under the Plan. Any Shares issued in connection with Options and Stock Appreciation Rights shall be counted against the 2,150,000 limit described above as (1.0) Share for every one Share issued in connection with such Award or by which the Award is valued by reference. Any Shares issued in connection with Awards other than Options and Stock Appreciation Rights shall be counted against the 2,150,000 limit described above as one and eighty-five hundredths (1.85) Shares for every one Share issued in connection with such Award or by which the Award is valued by reference. No Participant under this Plan shall be granted Options, Stock Appreciation Rights or other Awards in any calendar year covering more than 200,000 Shares, and no Award will be granted to any Participant who owns more than ten percent of the stock of the Company within the meaning of Section 422 of the Code. If an Award is subject to a performance period greater than one fiscal year, the maximum numbers set forth above will equal the maximum times the number of years in the performance period. The foregoing sentence will be construed in a manner consistent with Section 162(m) of the Code.

(b) Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased in the open market or otherwise.

(c) In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, special cash dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares, the equitable adjustments and other substitutions shall be made to the Plan and to Awards as the Committee, in its sole discretion, deems necessary, including, without limitation, such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number and further provided that in no event may any change be made to an Incentive Stock Option which would constitute a modification within the meaning of Section 424(h)(3) of the Code.

(d) Any Shares that are not purchased or awarded under an Award that has terminated or lapsed or has been forfeited, either by its terms or pursuant to the exercise, in whole or in part, of an Award granted under the Plan (other than Shares not issued in connection with the settlement in Shares of a Stock Appreciation Right) may be used for the further grant of Awards. In addition, if Shares under an Award are not issued because the Award is settled in cash, the Shares may be used for the further grant of Awards. Shares under this paragraph that may be used for the further grant of Awards shall be added back as one (1) Share if the Shares were subject to Options or Stock Appreciation Rights, and (ii) as one and eighty-five hundredths (1.85) Shares if the Shares were subject to Awards other than Options or Stock Appreciation Rights

(e) Notwithstanding anything to the contrary: (a) Shares tendered in payment of the exercise price of an Option shall not be added to the maximum share limitations described above; and (b) Shares withheld by the Company to satisfy the tax withholding obligation shall not be added to the maximum share limitations described above.

(f) With respect to Stock Appreciation Rights that may be settled in stock, the number of Shares available for Awards under the Plan will be reduced by the total number of Stock Appreciation Rights so granted; provided, however, that to the extent the Stock Appreciation Rights are settled in cash the Shares not issued may be used for the further grant of Awards as provided in paragraph (d) of this Section. Stock Appreciation Rights that may only be settled in cash will not reduce the number of Shares available for award under the Plan.

(g) To the extent consistent with the requirements of Section 422 of the Code and regulations thereunder, and with other applicable legal requirements (including applicable stock exchange requirements), Shares issued under awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition will not reduce the number of Shares available for Awards under the Plan.

Section 5.     Eligibility

Any Employee or non-employee Director shall be eligible to be selected as a Participant; provided, however, that Incentive Stock Options shall only be awarded to Employees of the Company, or a parent or subsidiary, within the meaning of Section 422 of the Code. Notwithstanding any provision in this Plan to the contrary, the Board shall have the authority, in its sole and absolute discretion, to select non-employee members of the Board as Participants who are eligible to receive Awards other than Incentive Stock Options under the Plan. The Board shall set the terms of any such Awards in its sole and absolute discretion, and the Board shall be responsible for administering and construing such Awards in substantially the same manner that the Committee administers and construes Awards to Employees.

Section 6.     Stock Options

Options may be granted hereunder to any Participant, either alone or in addition to other Awards granted under the Plan and shall be subject to the following terms and conditions:

(a) Option Price. The option price per Share shall be not less than the Fair Market Value of the Shares on the date the Option is granted.

(b) Period of Stock Option. The period of each Option shall be fixed by the Committee, provided that the period for all Options shall not exceed seven years from the grant. The Committee may, subsequent to the granting of any Option, extend the term thereof, but in no event shall the extended term exceed seven years from the original grant date.

(c) Exercise of Option and Payment Therefore. No Shares shall be issued until full payment of the option price has been made. The option price may be paid in cash or, if the Committee determines, in Shares, a combination of cash and Shares, or through a cashless exercise procedure that allows Participants to sell immediately some or all of the Shares underlying the exercised portion of the Option in order to generate sufficient cash to pay the option price. If the Committee approves the use of Shares as a payment method, the Committee shall establish such conditions as it deems appropriate for the use of Common Stock to exercise an Option. Options awarded under the Plan shall be exercised through such procedure or program as the Committee may establish or define from time to time, which may include a designated broker that must be used in exercising such Options. The Committee may establish rules and procedures to permit an option holder to defer recognition of gain upon the exercise of an Option.

(d) First Exercisable Date. The Committee shall determine how and when shares covered by an Option may be purchased. The Committee may establish waiting periods, the dates on which Options become exercisable or “vested” and, subject to paragraph (b) of this section, exercise periods. The Committee may accelerate the exercisability of any Option or portion thereof.

(e) Termination of Employment. Unless determined otherwise by the Committee, upon the termination of a Participant’s employment (for any reason other than gross misconduct), Option exercise privileges shall be limited to the shares that were immediately exercisable at the date of such termination. The Committee, however, in its discretion, may provide that any Options outstanding but not yet exercisable upon the termination of a Participant’s employment may become exercisable in accordance with a schedule determined by the Committee. Such Option exercise privileges shall expire unless exercised within such period of time after the date of termination of employment as may be established by the Committee, but in no event later than the expiration date of the Option.

(f) Termination Due to Misconduct. If a Participant’s employment is terminated for gross misconduct, as determined by the Company, all rights under the Option shall expire upon the date of such termination.

(g) Limits on Incentive Stock Options. Except as may otherwise be permitted by the Code, an Employee may not receive a grant of Incentive Stock Options for Shares that would have an aggregate Fair Market Value in excess of $100,000 (or such other amount as the Internal Revenue Service may decide from time to time), determined as of the time that the Incentive Stock Option is granted, that would be exercisable for the first time by such person during any calendar year. If any grant is made in excess of the limits provided in the Code, such grant shall automatically become a Nonqualified Stock Option. Solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options granted under the Plan shall be 2,150,000 Shares, subject to adjustment as provided in Section 4(c).

(h) No dividend equivalents. Anything in the Plan to the contrary notwithstanding, no dividends or dividend equivalents may be paid on Options.

Section 7.     Stock Appreciation Rights

The Committee may, in its discretion, grant a right to receive the appreciation in the Fair Market Value of Shares (“Stock Appreciation Right”) either singly or in combination with an underlying Option granted hereunder. Such Stock Appreciation Right shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

(a) Time and Period of Grant. If a Stock Appreciation Right is granted with respect to an underlying Option (a “Tandem SAR”), it may be granted at the time of the Option grant or at any time thereafter but prior to the expiration of the Option grant. At the time the Tandem SAR is granted the Committee may limit the exercise period for such Stock Appreciation Right, before and after which period no Stock Appreciation Right shall attach to the underlying Option. In no event shall the exercise period for a Tandem SAR exceed the exercise period for such Option. If a Stock Appreciation Right is granted without an underlying Option (a “Stand Alone SAR”), the period for exercise of the Stock Appreciation Right shall be set by the Committee. The period of each Stock Appreciation Right shall be fixed by the Committee, provided that the period for all Stock Appreciation Rights shall not exceed seven years from the grant.

(b) Value of Stock Appreciation Right. A Participant who is granted a Tandem SAR will be entitled to surrender the Option which is then exercisable and receive in exchange therefor an amount equal to the excess of the Fair Market Value of the Shares on the date the election to surrender is received by the Company, in accordance with exercise procedures established by the Company, over the Option price (the “Spread”) multiplied by the number of Shares covered by the Option which is surrendered. A Participant who is granted a Stand Alone SAR will receive upon exercise of the Stock Appreciation Right an amount equal to the excess of the Fair Market Value of the Shares on the date the election to surrender such Stand Alone SAR is received by the Company, in accordance with exercise procedures established by the Company, over the Fair Market Value of the Shares on the date of grant multiplied by the number of Shares covered by the grant of the Stand Alone SAR. Notwithstanding the foregoing, in its sole discretion the Committee at the time it grants a Stock Appreciation Right may provide that the Spread covered by such Stock Appreciation Right may not exceed a specified amount.

(c) Payment of Stock Appreciation Right. Payment of a Stock Appreciation Right shall be in the form of Shares, cash or any combination of Shares and cash. The form of payment upon exercise of such a right shall be determined by the Committee either at the time of grant of the Stock Appreciation Right or at the time of exercise of the Stock Appreciation Right.

(d) No dividend equivalents. Anything in the Plan to the contrary notwithstanding, no dividends or dividend equivalents may be paid on Stock Appreciation Rights.

Section 8.     Restricted Stock Awards

The Committee may make Restricted Stock Awards to a Participant, which Shares shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

(a) Requirement of Employment or Board Membership. A Participant who is granted a Restricted Stock Award must remain an Employee or a Director of the Company during a period designated by the Committee (“Restricted Period”) in order to receive the Shares, cash or combination thereof under the Restricted Stock Award. If the Participant ceases being an Employee or a Director of the Company prior to the end of the Restricted Period, the Restricted Stock Award shall terminate and any Shares shall be returned immediately to the Company, provided that the Committee may, at the time of the grant, provide for the employment or Board membership restriction to lapse with respect to a portion or portions of the Restricted Stock Award at different times during the Restricted Period. The Committee may, in its discretion, also provide for such complete or partial exceptions to the employment or Board membership restriction as it deems equitable.

(b) Restrictions on Transfer and Legend on Stock Certificates. During the Restricted Period, the Participant may not sell, assign, transfer, pledge or otherwise dispose of the Restricted Stock Award, including but not limited to any Shares. Any certificate for Shares issued hereunder shall contain a legend giving appropriate notice of the restrictions in the Award.

(c) Escrow Agreement. The Committee may require the Participant to enter into an escrow agreement providing that any certificates representing the Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or expire.

(d) Lapse of Restrictions. All restrictions imposed under the Restricted Stock Award shall lapse upon the expiration of the Restricted Period if the conditions as to employment or Board membership set forth above have been met. The Participant shall then be entitled to have the legend removed from any certificates for Restricted Stock. Restricted Stock Awards may be paid in the form of Shares, cash or any combination of Shares and cash as determined by the Committee. The Committee may establish rules and procedures to permit a Participant to defer recognition of income upon the expiration of the Restricted Period.

(e) Dividends. The Committee may, in its discretion, at the time of the Restricted Stock Award, provide that any dividends declared on Shares during the Restricted Period or dividend equivalents be (i) paid to the Participant, or (ii) accumulated for the benefit of the Participant and paid to the Participant only after the expiration of the Restricted Period or (iii) not paid or accumulated.

(f) Performance Goals. The Committee may designate whether any Restricted Stock Award is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any such Restricted Stock Award designated to be “performance-based compensation” shall be conditioned on the achievement of one or more Performance Goals (as defined in Section 9(a)), to the extent required by Section 162(m).

(g) Vesting. The restrictions on each Restricted Stock Award will lapse at such time or times, and on such conditions, as the Committee may specify. However, no Restricted Stock Awards shall be awarded with a vesting period less than three years from the date of grant. The foregoing limitation shall not apply to Performance Awards under Section 9 of the Plan, which will have a minimum vesting period of one year.

Section 9.     Performance Awards

The Committee may grant Awards denominated in Shares (“Performance Shares”), or denominated in dollars (“Performance Units”) if the performance of the Company or its subsidiaries during the Award Period (as defined below) meets certain goals established by the Committee (“Performance Awards”). Performance Awards shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

(a) Award Period and Performance Goals. The Committee shall determine and include in a Performance Share Award grant the period of time for which a Performance Share Award is made (“Award Period”). The Committee also shall establish performance objectives (“Performance Goals”) to be met by the Company or its subsidiary during the Award Period as a condition to payment of the Performance Award. The Performance Goals may include net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margin; year-end cash; debt reductions; stockholder equity; research and development achievements; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); co-development, co-marketing, profit sharing, joint venture or other similar arrangements); financing and other capital raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); and implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel.

Such Performance Goals also may be based solely by reference to the Company’s performance or the performance of a subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies.

For a Performance Share Award not intended to constitute “performance-based compensation” under Section 162(m) of the Code, Performance Goals may include any other financial or other measurement established by the Committee.

(b) Payment of Performance Awards. The Committee shall establish the method of calculating the amount of payment to be made under a Performance Award if the Performance Goals are met, including the fixing of a maximum payment. After the completion of an Award Period, the performance of the Company or its subsidiary shall be measured against the Performance Goals, and the Committee shall determine, in accordance with the terms of such Performance Award, whether all, none or any portion of a Performance Award shall be paid. The Committee, in its discretion, may elect to make payment in Shares, cash or a combination of Shares and cash. Any cash payment shall be based on the Fair Market Value of Shares on, or as soon as practicable prior to, the date of payment. The Committee may establish rules and procedures to permit a Participant to defer recognition of income upon the attainment of a Performance Award.

(c) Revision of Performance Goals. As to any Award not intended to constitute “performance-based compensation” under Section 162(m) of the Code, at any time prior to the end of an Award Period, the Committee may revise the Performance Goals and the computation of payment if unforeseen events occur which have a substantial effect on the performance of the Company or its subsidiary and which, in the judgment of the Committee, make the application of the Performance Goals unfair unless a revision is made.

(d) Requirement of Employment. A Participant who is granted a Performance Award must remain an Employee of the Company or its subsidiaries until the completion of the Award Period in order to be entitled to payment under the Performance Award; provided that the Committee may, in its discretion, provide for a full or partial payment where such an exception is deemed equitable.

(e) Dividends. The Committee may, in its discretion, at the time of the granting of a Performance Award, provide that any dividends declared on the Shares during the Award Period, and which would have been paid with respect to Performance Shares had they been owned by a Participant, be (i) paid to the Participant, or (ii) accumulated for the benefit of the Participant and used to increase the number of Performance Shares of the Participant or (iii) not paid or accumulated.

Section 10.     Other Share-Based Awards

     The Committee may grant an Award of actual Shares or phantom Shares (a “Phantom Stock Award”) to any Employee on such terms and conditions as the Committee may determine in its sole discretion. Share Awards may be made as additional compensation for services rendered by the Employee or may be in lieu of cash or other compensation to which the Eligible Employee is entitled from the Company.

The Committee may, in its discretion, at the time of the Shares Award, provide that any dividends declared on Shares during any Restricted Period or dividend equivalents be (i) paid to the Participant, or (ii) accumulated for the benefit of the Participant and paid to the Participant only after the expiration of any Restricted Period or (iii) not paid or accumulated.

Section 11.     Change in Control Provisions

(a) Unless provided otherwise in the terms of a particular Award, and notwithstanding any other provision of the Plan to the contrary, in the event a Participant’s employment or service is involuntarily terminated without cause (as determined by the Committee or Board in its sole discretion) during the 24-month period following a Change in Control:

(i) any Options and Stock Appreciation Rights outstanding, and which are not then exercisable and vested, shall become immediately fully vested and exercisable;

(ii) the restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock shall immediately become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant;

(iii) all Performance Awards shall be considered to be earned and payable in full, based on the applicable performance criteria or, if not determinable, at the target level and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed; and

(iv) the restrictions and deferral limitations and other conditions applicable to any other Awards shall immediately lapse, and any such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

(b) Change in Control Cash Out. Notwithstanding any other provision of the Plan, in the event of a Change in Control the Committee or Board may, in its discretion, provide that each Option or Stock Appreciation Right shall, upon the occurrence of a Change in Control, be cancelled in exchange for a cash payment to be made within 60 days of the Change in Control in an amount equal to the amount by which the Change in Control Price per Share exceeds the purchase price per Share under the Option or Stock Appreciation Right multiplied by the number of Shares granted under the Option or Stock Appreciation Right.

(c) Compliance with Section 409A of the Code. In the case of an Award providing for the payment of deferred compensation subject to Section 409A of the Code, any payment of such deferred compensation by reason of a Change in Control shall be made only if the Change in Control is one described in subsection (a)(2)(A)(v) of Section 409A and the guidance thereunder and shall be paid consistent with the requirements of Section 409A. If any deferred compensation that would otherwise be payable by reason of a Change in Control cannot be paid by reason of the immediately preceding sentence, it shall be paid as soon as practicable thereafter consistent with the requirements of Section 409A, as determined by the Committee.

Section 12.     Amendments and Termination

The Board of Directors may discontinue the Plan at any time and may from time to time amend or revise the terms of the Plan as permitted by applicable statutes, except that it may not, without the consent of the Participants affected, revoke or alter, in a manner unfavorable to the Participants granted any Awards hereunder, any Awards then outstanding, nor may the Board amend the Plan without stockholder approval where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Exchange Act, or any other requirement of applicable law or regulation. Notwithstanding the foregoing, without consent of affected Participants, Awards may be amended, revised or revoked when necessary to avoid penalties under Section 409A of the Code. Unless approved by the Company’s stockholders or as otherwise specifically provided under this Plan, no adjustments or reduction of the exercise price of any outstanding Awards shall be made in the event of a decline in stock price, either by reducing the exercise price of outstanding Awards or through cancellation of outstanding Awards in connection with regranting of Awards at a lower price to the same individual, or by cancelling an Option or a Stock Appreciation Right for cash or another Award (other than in connection with a Change in Control).

Section 13.     Transferability

Each Incentive Stock Option granted under the Plan shall not be transferable other than by will or the laws of descent and distribution; each other Award granted under the Plan will not be transferable or assignable by the recipient, and may not be made subject to execution, attachment or similar procedures, other than by will or the laws of descent and distribution or as determined by the Committee in accordance with the Exchange Act or any other applicable law or regulation. Notwithstanding the foregoing, the Committee, in its discretion, may adopt rules permitting the transfer, solely as gifts during the grantee’s lifetime, of Options (other than Incentive Stock Options) to members of a Participant’s immediate family or to trusts, family partnerships or similar entities for the benefit of such immediate family members. For this purpose, immediate family member means the Participant’s spouse, parent, child, stepchild, grandchild and the spouses of such family members. The terms of an Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the grantee.

Section 14.     General Provisions

(a) Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

(b) Nothing in the Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets, or (ii) except as provided in Section 12, to limit the right or power of the Company or its subsidiaries to take any action which such entity deems to be necessary or appropriate.

(c) The Company and its Affiliates shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy all obligations for the payment of such taxes. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by delivery of or transfer of Shares to the Company, or by directing the Company to retain Shares (up to the employee’s minimum required tax withholding rate) otherwise deliverable in connection with the Award.

(d) Any proceeds received by the Company under the Plan shall be added to the general funds of the Company and shall be used for such corporate purposes as the Board of Directors shall direct.

(e) Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment or service contract or confer or be deemed to confer on any Employee or Participant any right to continue in the employ or service of, or to continue any other relationship with, the Company or any Affiliate or limit in any way the right of the Company or any Affiliate to terminate an Employee’s employment or Participant’s service at any time, with or without cause.

(f) All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g) No Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would comply with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

(h) Any Award shall contain a provision that it may not be exercised at a time when the exercise thereof or the issuance of shares thereunder would constitute a violation of any federal or state law or listing requirements of the Nasdaq National Market for such shares or a violation of any foreign jurisdiction where Awards are or will be granted under the Plan.

(i) The provisions of the Plan shall be construed, regulated and administered according to the laws of the State of New York without giving effect to principles of conflicts of law, except to the extent superseded by any controlling Federal statute.

(j) If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(k) If approved by the Committee in its sole discretion, an Employee’s absence or leave because of military or governmental service, disability or other reason shall not be considered an interruption of employment for any purpose under the Plan.

(l) Anything to the contrary in the Plan notwithstanding, the Committee may (i) offset any Award by amounts reasonably believed to be owed to the Company by the Participant and (ii) disallow an Award to be exercised or otherwise payable during a time when the Company is investigating reasonably reliable allegations of gross misconduct by the Participant.

(m) Awards under the Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules and shall be construed accordingly. However, the Company shall not be liable to any Participant or other holder of an Award with respect to any Award-related adverse tax consequences arising under Section 409A or other provision of the Code.

Section 15.     Term of Plan

The Plan shall terminate on the tenth anniversary of the Effective Date, unless sooner terminated by the Board pursuant to Section 12.

Section 16.     Compliance with Section 16 of the Exchange Act

With respect to Participants subject to Section 16 of the Exchange Act (“Section 16 Participants”), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent that compliance with any Plan provision applicable solely to such Section 16 Participants that is included solely for purposes of complying with Rule 16b-3 is not required in order to bring a transaction by such Section 16 Participant in compliance with Rule 16b-3, it shall be deemed null and void as to such transaction, to the extent permitted by law and deemed advisable by the Committee. To the extent any provision in the Plan or action by the Committee involving such Section 16 Participants is deemed not to comply with an applicable condition of Rule 16b-3, it shall be deemed null and void as to such Section 16 Participants, to the extent permitted by law and deemed advisable by the Committee.

						Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE
		FOR all nominees listed (except as indicated to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐
				2.	Approval of the proposed amendment to the 2006 Stock Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

1.	ELECTION OF DIRECTORS:

Nominees:
	01. Robert M. Holster 02. James T. Kelly 03. William C. Lucia 04. William S. Mosakowski 05. Galen D. Powers			3.	Ratification of the selection of KPMG LLP as the Company’s independent accountants for the fiscal year ending December 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

				4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

If you wish to withhold authority to vote for any individual nominee, write that nominee’s name in the space below.

Signature			Signature		Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Ù FOLD AND DETACH HERE Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/hmsy Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

HMS HOLDINGS CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Robert M. Holster and Walter D. Hosp, and any one of them, as proxies, to vote all shares of Common Stock of HMS Holdings Corp. (the Company) held of record by the undersigned as of April 18, 2008, the record date with respect to this solicitation, at the Annual Meeting of Shareholders of the Company to be held at 401 Park Avenue South, New York, New York 10016 on Friday, May 30, 2008, at 10:00 A.M. and any adjournments thereof, upon the following matters:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 ON THE REVERSE HEREOF. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. IF ANY NOMINEE DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THEN THE PROXIES SHALL HAVE FULL DISCRETION TO VOTE FOR ANY OTHER PERSON DESIGNATED BY THE BOARD OF DIRECTORS.

(Continued and to be signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

HMS HOLDINGS CORP.

Annual Meeting of Shareholders
May 30, 2008
401 Park Avenue South
New York, NY 10016